Exhibit 4.1

EXECUTION COPY

New Jersey Resources Corporation

$75,000,000

Shelf Note Purchase Agreement

Dated as of June 30, 2011

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(continued)

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(continued)

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(continued)

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Attachments to Note Purchase Agreement:

Schedule A	—	Information Relating to Prudential Investment Management, Inc.
Information Schedule
Schedule B	—	Defined Terms
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.8	—	Certain Litigation
Schedule 5.11	—	Patents, Etc.
Schedule 5.15	—	Existing Debt

Exhibit 1	—	Form of Note
Exhibit 2.1(d)	—	Form of Request for Purchase
Exhibit 2.1(f)	—	Form of Confirmation of Acceptance
Exhibit 2.2	—	Form of Subsidiary Guaranty Agreement
Exhibit 4.6(a)	—	Form of Opinion of Special Counsel for the Company and the Guarantors
Exhibit 4.6(b)	—	Form of Opinion of Special Counsel for the Purchasers

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New Jersey Resources Corporation

1415 Wyckoff Road

Wall, New Jersey 07719

Dated as of June 30, 2011

Prudential Investment Management, Inc. (“Prudential”)

Each other Prudential Affiliate (as hereinafter

defined) which becomes bound by certain

provisions of this Agreement as hereinafter

provided

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, Texas 75201

Ladies and Gentlemen:

New Jersey Resources Corporation, a New Jersey corporation (the “Company”), agrees with you and with any Purchasers (as hereinafter defined) as follows:

SECTION 1. AUTHORIZATION OF NOTES.

Section 1.1. Authorization of Notes. The Company may authorize the issue and sale from time to time on or before June 30, 2014, in one or more Series (as hereinafter defined), of up to $75,000,000 aggregate principal amount of its senior promissory notes (the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13), to be dated the date of issue thereof, to mature, in the case of each Note so issued, no more than 20 years after the date of original issuance thereof, to have an average life, in the case of each Note so issued, of no more than 20 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.1(f). The Notes of any Series shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Purchasers of the Notes of such Series and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

SECTION 2. SALE AND PURCHASE OF NOTES; GUARANTY.

Section 2.1. Sale and Purchase of Notes.

Section 2.1(a). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Notes is herein called the “Facility”. At any time, the aggregate principal amount of Notes stated in Section 1.1, minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER THE POSSIBLE PURCHASES OF NOTES BY PRUDENTIAL OR PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT (A) NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THIS AGREEMENT SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE, AND (B) NONE OF THE COMPANY NOR ANY OF ITS AFFILIATES SHALL BE OBLIGATED TO OFFER TO SELL OR (EXCEPT PURSUANT TO AN ACCEPTANCE AS PROVIDED IN SECTION 2.1(f)) SELL NOTES OR TO MAKE ANY REQUESTS FOR PURCHASE, AND THIS AGREEMENT SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY THE COMPANY OR ANY OF ITS AFFILIATES TO DO SO.

Section 2.1(b). Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under Section 12.1 of this Agreement, and (v) the acceleration of any Note under Section 12.1 of this Agreement. The period during which Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

Section 2.1(c). Periodic Spread Information. Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential or Prudential Affiliates might be interested in purchasing Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business

Days or such other period as shall be mutually agreed to by the Company and Prudential. At the time of making any such request the Company will also notify Prudential of any changes to any representations or warranties or updated Schedules then known by the Company to be included in any Request for Purchase (provided that no failure by the Company to comply with this sentence shall be the basis for any Default or Event of Default hereunder). The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this Section 2.1(c) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

Section 2.1(d). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than 20 years from the date of issuance), average life (which shall be no more than 20 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Notes covered thereby, (iii) specify the use of proceeds of such Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5, as updated by any updates thereto set forth in such Request for Purchase, are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2.1(d) attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

Section 2.1(e). Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.1(d), Prudential may, but shall be under no obligation to, provide to the Company by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Notes at 100% of the principal amount thereof.

Section 2.1(f). Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2.1(e), the Company may, subject to Section 2.1(g), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Notes (each such Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2.1(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.1(f) attached hereto (herein called a “Confirmation of Acceptance”). Notwithstanding the Acceptance of any interest rate quote, if the related Request for Purchase contains any updates to the representations or warranties contained in Section 5 hereof or any updated Schedules to this Agreement, then Prudential or any Prudential Affiliate may, in its sole discretion, but no later than 5:00 PM New York City time on the third Business Day after Prudential received the related Request for Purchase in writing containing any updates to the representations or warranties contained in Section 5 hereof or any updated Schedules to this Agreement, decline to execute a Confirmation of Acceptance with respect to the Accepted Notes relating to such Acceptance and there shall be no agreement of purchase and sale with respect to such Accepted Note. Prudential agrees to notify the Company of any such declination by Prudential or any Prudential Affiliate with respect to any Accepted Notes and no Cancellation Fee or Delayed Delivery Fee shall be due from the Company with respect to such Accepted Notes. If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

Section 2.1(g). Market Disruption. Notwithstanding the provisions of Section 2.1(f), if Prudential shall have provided interest rate quotes pursuant to Section 2.1(e) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.1(f) the domestic market for U.S. Treasury securities, derivatives or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities, derivatives or other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.1(g) are applicable with respect to such Acceptance.

Section 2.1(h). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Schiff Hardin LLP, Suite 6600, 233 South Wacker Drive, Chicago, Illinois 60606, Attention: Mark C. Zaander, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this Section 2.1(h), or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.1(i)(i) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

Section 2.1(i). Fees.

Section 2.1(i)(i). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note (other than solely as a result of the failure of the Purchaser thereof to tender the purchase price of such Accepted Note on such original Closing Day when all conditions precedent to such Purchaser’s obligation to purchase and pay for such Accepted Note in Section 4 hereof have been satisfied on such original Closing Day), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential in good faith and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 2.1(h).

Section 2.1(i)(ii). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.1(f) or the penultimate sentence of Section 2.1(h) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential in good faith) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential in good faith) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in Section 2.1(i)(i). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

Section 2.2. Guaranty Agreement. The obligations of the Company hereunder and under the Notes are absolutely, unconditionally and irrevocably guaranteed by each Restricted Subsidiary existing on the date of this Agreement and each other Subsidiary from time to time required to guaranty the Notes pursuant to Section 9.7 (each a “Guarantor” and, collectively, the “Guarantors”), pursuant to that certain Subsidiary Guaranty Agreement dated as of the date hereof (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Guaranty Agreement”) substantially in the form of Exhibit 2.2.

SECTION 3. [INTENTIONALLY OMITTED].

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes of any Series to be sold to such Purchaser on any Closing Day is subject to the fulfillment to such Purchaser’s satisfaction, prior to or on the Closing Day for such Series of Notes, of the following conditions:

Section 4.1 Notes. Each Purchaser of the Notes of such Series shall have received the Note(s) to be purchased by such Purchaser on such Closing Day substantially in the form of Exhibit 1 duly executed and delivered by the Company.

Section 4.2. Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct when made on and as of such Closing Day, except (a) for such representations and warranties as of a specified date (which representations and warranties shall be correct as of such specified date) and (b) as otherwise noted in the applicable Request for Purchase for such Series of Notes.

(b) The representations and warranties of each Guarantor in the Guaranty Agreement shall be correct when made on and as of such Closing Day, except (a) for such representations and warranties as of a specified date (which representations and warranties shall be correct as of such specified date) and (b) as otherwise noted in the applicable Request for Purchase for such Series of Notes.

Section 4.3. Performance; No Default. The Company and each Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement or in the Guaranty Agreement, as applicable, required to be performed or complied with by it prior to or on such Closing Day, and after giving effect to the issue and sale of the Notes of such Series (and the application of the proceeds thereof as contemplated by the Request for Purchase relating thereto), no Default or Event of Default shall have occurred and be continuing.

Section 4.4. Compliance Certificates.

(a) Officer’s Certificate. (1) The Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, certifying that the conditions specified in Sections 4.2, 4.3 and 4.11 have been fulfilled.

(2) Each Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, certifying that the conditions specified in Section 4.2(b) and 4.3 have been fulfilled.

(3) A duly authorized Senior Financial Officer shall execute and deliver to each such Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Notes stating that such officer has reviewed the provisions of this Agreement and setting forth the information and computations (in sufficient detail) required to establish whether after giving effect to the issuance of such Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of Section 10.1 on such date.

(b) Secretary’s Certificate. (1) The Company shall have delivered to such Purchaser a certificate of its Secretary, dated such Closing Day, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes of such Series and this Agreement.

(2) Each Guarantor shall have delivered to such Purchaser a certificate of its Secretary, dated such Closing Day, certifying as to the resolutions attached thereto and other corporate or similar proceedings relating to the authorization, execution and delivery of the Guaranty Agreement.

Section 4.5. Guaranty Agreement. The Guaranty Agreement shall have been duly authorized, executed and delivered by each Guarantor and shall be in full force and effect and such Purchaser shall have received a duly executed copy thereof. Each Guarantor shall have executed and delivered such documents and agreements as any Purchaser of such Series of Notes or other holder of Notes may reasonably require to confirm that the Guaranty Agreement guarantees the obligations of the Company under the Notes of such Series and under each other Series of Notes outstanding.

Section 4.6. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated such Closing Day (a) from Richard Reich, Esq., Assistant General Counsel of NJR Service Corporation, and of Troutman Sanders LLP, in each case special counsel for the Company and the Guarantors, covering the matters set forth in Exhibit 4.6(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to such Purchaser) and (b) from Schiff Hardin LLP, special counsel to the Purchasers of the Notes of such Series, or such other special counsel as such Purchasers shall have designated, in connection with such transactions, substantially in the form set forth in Exhibit 4.6(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.7. Purchase Permitted by Applicable Law, Etc. On such Closing Day, such Purchaser’s purchase of Notes of such Series shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation which was not in effect on the date of this Agreement. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable it to determine whether such purchase is so permitted.

Section 4.8. Payment of Fees. The Company shall have paid to such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Delayed Delivery Fee due pursuant to Section 2.1(i)(i).

Section 4.9. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing Day the reasonable fees, charges and disbursements of special counsel to the Purchasers referred to in Section 4.6(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing Day.

Section 4.10. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes of such Series.

Section 4.11. Changes in Corporate Structure. Except as disclosed in writing to Prudential prior to the delivery of the Request for Purchase relating to such Series of Notes, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

Section 4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel to the Purchasers may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or lease the properties it purports to own or lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. (a) This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Guaranty Agreement has been duly authorized by all necessary corporate or other action on the part of each Guarantor, and the Guaranty Agreement constitutes a legal, valid and binding obligation of each Guarantor enforceable against each Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. As of any date upon which this representation is being made, except as disclosed in Schedule 5.3, this Agreement, the documents, certificates or other writings identified in Schedule 5.3, the financial statements referred to in Section 5.5 or in the other documents, certificates and statements furnished to Prudential by or on behalf of the Company prior to the date hereof (in the case of the making of this representation at the time of the execution of this Agreement) or with the Request for Purchase with respect to a Series of Notes (in the case of the making of this representation with respect to the issuance of such Series of Notes) (collectively, the “Disclosure Documents”), taken as a whole, when read in conjunction with the information with respect to the Company and its Subsidiaries that may be available on the website of the Securities and Exchange Commission (presently www.sec.gov), do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. As of any date upon which this representation is being made, except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which such audited financial statements had been furnished to Prudential at the time of the execution of this Agreement by Prudential (in the case of the making of this representation at the time of the execution of this Agreement) or since the end of the most recent fiscal year for which audited financial statements described in clause (i) of Section 5.5 had been provided to Prudential prior to the time Prudential was provided with the Request for Purchase with respect to a Series of Notes (in the case of the making of this representation at the time of the issuance of such Series of Notes), there has been no change in the financial condition, operations, business or properties of the Company, any of its Restricted Subsidiaries or New Jersey Natural Gas except changes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes) is (except as noted therein) a complete and correct list of the Company’s Subsidiaries as of the date this representation is being made, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether or not such Subsidiary is a Restricted Subsidiary, an Inactive Subsidiary and/or a Regulated Entity.

(b) As of the date this representation is being made, all of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary and New Jersey Natural Gas shown in Schedule 5.4 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes) as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes)).

(c) Each Restricted Subsidiary identified in Schedule 5.4 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes) and New Jersey Natural Gas is, on the date this representation is being made, a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Restricted Subsidiary and New Jersey Natural Gas has, on the date hereof, the corporate or other power and authority to own or lease the properties it purports to own or lease, to transact the business it transacts and proposes to transact and, in the case of each Restricted Subsidiary that is a Guarantor, to execute and deliver the Guaranty Agreement and to perform the provisions thereof.

Section 5.5. Financial Statements. The Company has delivered to Prudential (which may have been delivered by Electronic Delivery) the following financial statements: (i) a consolidated balance sheet of the Company and its Subsidiaries and a balance sheet of New Jersey Natural Gas Company as at September 30 in each of the three fiscal years of the Company and New Jersey Natural Gas Company most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 100 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries and of New Jersey Natural Gas Company for each such year, all reported on by Deloitte & Touche LLP (or such other nationally recognized accounting firm as may be reasonably acceptable to such Prudential) and (ii) consolidated balance sheet of the Company and its Subsidiaries and a balance sheet of New Jersey Natural Gas Company as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 55 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the Company and its Subsidiaries and New Jersey Natural

Gas Company periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company or New Jersey Natural Gas Company, as the case may be. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments) The Company and its Subsidiaries did not have, on the date of such financial statements, any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes and the execution and delivery by each Guarantor of the Guaranty Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company, any Restricted Subsidiary or New Jersey Natural Gas under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company, any Restricted Subsidiary or New Jersey Natural Gas is bound or by which the Company, any Restricted Subsidiary or New Jersey Natural Gas or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company, any Restricted Subsidiary or New Jersey Natural Gas or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, any Restricted Subsidiary or New Jersey Natural Gas.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be done or made, as the case may be, by the Company or any Guarantor in connection with the execution, delivery or performance by (a) the Company of this Agreement or the Notes or (b) any Guarantor of the Guaranty Agreement, in each case, other than such consents, approvals, authorizations, registrations, filings or declarations that have been obtained or made prior to the applicable Closing Day.

Section 5.8. Litigation; Observance of Statutes and Orders. (a) Except as disclosed in Schedule 5.8 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes), as of the date this representation is being made there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Restricted Subsidiary or New Jersey Natural Gas or any property of the Company, any Restricted Subsidiary or New Jersey Natural Gas in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) None of the Company, any Restricted Subsidiary or New Jersey Natural Gas is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, ERISA (with respect to any Plan), Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not, individually or in the aggregate, Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended September 30, 2006.

Section 5.10. Title to Property; Leases. The Company, its Restricted Subsidiaries and New Jersey Natural Gas have good and sufficient title related to the ownership of their respective Material properties, including all such Material properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company, any Restricted Subsidiary or New Jersey Natural Gas after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise to the extent not prohibited hereunder), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. Except as disclosed in Schedule 5.11 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes), the Company, its Restricted Subsidiaries and New Jersey Natural Gas own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks, trade names and domain names or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) with respect to any Plan, other than for claims for benefits and funding obligations in the ordinary course, and no event, transaction or condition has occurred or exists with respect to any Plan that would reasonably be expected to result in the incurrence of any such liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code by the Company or any ERISA Affiliate, or in the imposition of any Lien under Section 430 of the Code or Section 4068 of ERISA on any of the rights, properties or assets of the Company or any ERISA Affiliate, other than any such liabilities or Liens as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans which are subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plans allocable to such benefit liabilities by more than $25,000,000. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities under Section 4201 or 4204 of ERISA (and are not subject to contingent withdrawal liabilities under Section 4204) in respect of Multiemployer Plans that, individually or in the aggregate, are reasonably expected to result in a Material Adverse Effect.

(d) The accumulated post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company, its Restricted Subsidiaries and New Jersey Natural Gas is not reasonably expected to result in a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406(a)(1)(A)-(D) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) with respect to each Purchaser is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone authorized to act on its behalf has offered the Notes or the Guaranty Agreement or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Institutional Investors of the type described in clause (c) of the definition thereof, each of which has been offered the Notes and the Guaranty Agreement at a private sale for investment. Neither the Company nor anyone authorized to act on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the execution and performance of the Guaranty Agreement to the registration requirements of Section 5 of the Securities Act.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes of any Series as set forth in Request for Purchase for the Notes of such Series. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

Section 5.15. Existing Debt. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company, its Restricted Subsidiaries and New Jersey Natural Gas as of March 31, 2011, and between such date to the date of this Agreement, except as described therein, there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company, its Restricted Subsidiaries or New Jersey Natural Gas. None of the Company, any Restricted Subsidiary or New Jersey Natural Gas is in default in the payment of any principal or interest on any Debt of the Company, such Restricted Subsidiary or New Jersey Natural Gas and no event or condition exists with respect to any Debt of the Company, any Restricted Subsidiary or New Jersey Natural Gas the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or any Guarantor, except as specifically indicated in Schedule 5.15 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes).

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Anti-Terrorism Order, the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (2) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or an “affiliated person” of an “investment company” or an “affiliated person” of such “affiliated person” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and shall not become such an “investment company” or such an “affiliated person” or under such “control.” Neither the Company nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended. Based upon the immediately preceding sentence, neither the Company nor the issue and sale of the Notes is subject to regulation under the Public Utility Holding Company Act of 2005, as amended. Neither the Company nor any Subsidiary is subject to the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended. Neither the Company nor any Subsidiary (other than New Jersey Natural Gas) is subject to any Federal or state statute or regulation limiting its ability to incur Debt.

Section 5.18. Environmental Matters. None of the Company, any Restricted Subsidiary or New Jersey Natural Gas has actual knowledge of any claim or has received any written notice of any claim, and no proceeding has been instituted raising any claim against the Company, any of its Restricted Subsidiaries or New Jersey Natural Gas or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Purchasers in writing:

(a) none of the Company, any Restricted Subsidiary or New Jersey Natural Gas has actual knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

(b) none of the Company, any of its Restricted Subsidiaries or New Jersey Natural Gas has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned or operated by the Company, any of its Restricted Subsidiaries or New Jersey Natural Gas are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured Senior Debt (actual or contingent) of the Company, including, without limitation, all unsecured Senior Debt of the Company described in Schedule 5.15 (as such Schedule is attached hereto, in the case of the making of this representation at the time of the execution of this Agreement, or as such Schedule was delivered to Prudential with the Request for Purchase with respect to a Series of Notes, in the case of the making of this representation with respect to the issuance of such Series of Notes).

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser of the Notes of any Series severally represents that it is purchasing the Notes of such Series for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or such pension or trust fund’s control. Each Purchaser represents that it is an “accredited investor,” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Each Purchaser also represents that the Company has made available to it, a reasonable time prior to the consummation of the transactions contemplated hereby, the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Notes that it is purchasing or shall purchase and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes of any Series to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of

Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such QPAM and (2) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of (i) any employee benefit plan, other than a plan exempt from the coverage of ERISA, or (ii) any “plan” as defined in Section 4975(e)(1) of the Code.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to Prudential and to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 55 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(1) a consolidated and consolidating balance sheet of the Company and its Subsidiaries and New Jersey Natural Gas and its Subsidiaries as at the end of such quarter, and

(2) consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries and New Jersey Natural Gas and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.njresources.com) and shall have given Prudential and such holder prompt notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 100 days after the end of each fiscal year of the Company, duplicate copies of:

(1) a consolidated and consolidating balance sheet of the Company and its Subsidiaries and New Jersey Natural Gas and its Subsidiaries as at the end of such year, and

(2) consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries and New Jersey Natural Gas and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, with such consolidated financial statements accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — with reasonable promptness, upon their becoming available, one copy of (1) each financial statement, report, notice or proxy statement sent by the Company, any Restricted Subsidiary or New Jersey Natural Gas to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally and (2) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company, any Restricted Subsidiary or New Jersey Natural Gas with the Securities and Exchange Commission, excluding in any event confidential correspondence delivered by any of the foregoing Persons to the Securities and Exchange Commission; provided that the Company shall be deemed to have made such delivery of such reports, registration statements, prospectuses and amendments if it shall have timely made Electronic Delivery thereof.

(d) Notice of Default or Event of Default — with reasonable promptness, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — with reasonable promptness, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(1) with respect to any Plan, the occurrence of any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(2) the taking by the PBGC of steps to institute, or the threatening in writing by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(3) the occurrence of any event or transaction that results in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans with respect to any Plan, or in the imposition of any Lien under Section 430 of the Code or Section 4068 of ERISA, or any successor thereto, on any of the rights, properties or assets of the Company or any ERISA Affiliate, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f) Unrestricted Subsidiaries — at such time as either (1) the aggregate amount of the total assets of all Unrestricted Subsidiaries (for this purpose, excluding New Jersey Natural Gas) exceeds 10% of the consolidated total assets of the Company and its Subsidiaries determined in accordance with GAAP or (2) one or more Unrestricted Subsidiaries (for this purpose, excluding New Jersey Natural Gas) account for more than 10% of the consolidated gross revenues of the Company and its Subsidiaries determined in accordance with GAAP, and within the respective periods provided in paragraphs (a) and (b) above, financial statements of the character and for the dates and periods as in said paragraphs (a) and (b) covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis, excluding New Jersey Natural Gas) together with consolidating statements reflecting eliminations or adjustments required in order to reconcile such financial statements to the corresponding consolidated financial statements of the Company and its Subsidiaries delivered pursuant to paragraphs (a) and (b) above; provided, that to the extent that the financial statements required by paragraphs (a) and (b) above shall already cover such Unrestricted Subsidiaries, then this paragraph (f) shall not be applicable; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, any of its Restricted Subsidiaries or New Jersey Natural Gas

or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by Prudential or any such holder of Notes.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to Prudential and each holder of Notes):

(a) Covenant Compliance — the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 and Section 10.2 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default that is continuing as at the end of such quarterly or annual period, as the case may be, and, if any such condition or event then exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Inspection. The Company shall permit the representatives of Prudential and each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default under Section 11.1(b) or Event of Default then exists, at the expense of such holder and upon reasonable prior written notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company, its Restricted Subsidiaries and New Jersey Natural Gas with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, each Restricted Subsidiary and New Jersey Natural Gas, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing; and

(b) Default — if a Default under Section 11.1(b) or an Event of Default then exists, at the expense of the Company, upon prior notice to the Company, to visit and inspect any of the offices or properties of the Company, any Restricted Subsidiary or

New Jersey Natural Gas, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company, its Restricted Subsidiaries and New Jersey Natural Gas), all at such times during normal business hours and as often as may be requested.

SECTION 8. PREPAYMENT OF THE NOTES.

Section 8.1. Required Prepayments. The Notes of any Series shall be subject to required prepayments if and to the extent specified in the Notes of such Series.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, in an amount not less than $1,000,000 in aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment and the Make-Whole Amount, if any, determined for the prepayment date with respect to such principal amount. Notwithstanding the foregoing, the Company may not prepay any Series of Notes pursuant to this Section 8.2 if a Default or Event of Default shall exist or would result from such optional prepayment unless all Notes at the time outstanding are prepaid on a pro rata basis. The Company will give each holder of Notes of any Series to be prepaid pursuant to this Section 8.2 written notice of such optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of any Series to be prepaid pursuant to this Section 8.2 a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Any partial prepayment of the Notes of any Series pursuant to this Section 8.2 shall be applied in satisfaction of the required payments and prepayments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.2 hereof, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as reasonably practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to Section 8.5(b) shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except (a) upon the payment or prepayment of the Notes of such Series in accordance with the terms of this Agreement and such Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes of such Series at the time outstanding upon the same terms and conditions (except that if such Series has more than one separate tranche, such written offer shall be allocated among all of the separate tranches of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof but such written offer may otherwise differ among such separate tranches and such written offer shall be made pro rata to the holders of the same tranches of such Series upon the same terms and conditions). Any such offer shall provide each holder of the Notes of the Series being offered for purchase with sufficient information which, in the opinion of the Company, when taken together with information with respect to the Company and its Subsidiaries that may be available on the website of the Securities and Exchange Commission (presently www.sec.gov), would enable such holder to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 50% of the principal amount of the Notes of any Series being offered to be purchased then outstanding accept such offer, the Company shall promptly notify the remaining holders of the Notes of such Series of such fact and the expiration date for the acceptance by holders of Notes of such Series of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes. Notwithstanding the foregoing, neither Company nor any Affiliate may offer to purchase any Series of Notes if a Default or Event of Default shall exist or would result therefrom unless such Person shall offer to purchase all outstanding Notes on a pro rata basis upon the same terms and conditions.

Section 8.6. Intentionally Omitted.

Section 8.7. Make-Whole Amount for Notes. The term “Make-Whole Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (a) the yields reported, as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on the Bloomberg Financial Markets Services Screen) for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded on the run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (a) or clause (b), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (1) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (i) the applicable actively traded on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (ii) the applicable actively traded on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any Notes may be issued pursuant to Section 2.1 and thereafter so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA (with respect to any Plan), the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries and New Jersey Natural Gas to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and in the same industry and similarly situated.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries and New Jersey Natural Gas to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company, any Restricted Subsidiary or New Jersey Natural Gas from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, governmental charge or levy if (1) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (2) the nonpayment of all such taxes, assessments, governmental charges and levies in the aggregate would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Sections 10.6 through 10.8, inclusive, (a) the Company will at all times preserve and keep in full force and effect its corporate existence, and (b) the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries and New Jersey Natural Gas (unless merged into the Company or a Wholly-Owned Restricted Subsidiary) and all rights and franchises of the Company, its Restricted Subsidiaries and New Jersey Natural Gas unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.6. Ownership of Subsidiaries. The Company shall at all times own (a) 100% of the issued and outstanding common stock of New Jersey Natural Gas and 51% or more of the issued and outstanding Voting Stock of New Jersey Natural Gas and (b) subject to Sections 10.6, 10.7 and 10.8, 51% or more of the issued and outstanding Voting Stock of each Guarantor.

Section 9.7. Guaranty Agreement. (a) The Company shall promptly, and in any event within fifteen Business Days after (1) the formation or acquisition of a new Restricted Subsidiary (other than a Regulated Entity), (2) the occurrence of any other event creating a new Restricted Subsidiary (other than a Regulated Entity), (3) the designation of an Unrestricted Subsidiary (other than a Regulated Entity) as a Restricted Subsidiary or (4) an Unrestricted Subsidiary or a Regulated Entity becoming or being a guarantor or co-obligor in respect of the Bank Credit Agreement, cause such Subsidiary to execute and deliver a supplement to the Guaranty Agreement (a “Guaranty Supplement”) in the form of Exhibit A to the Guaranty Agreement.

(b) Within 15 days of the delivery by any Subsidiary of a Guaranty Supplement pursuant to Section 9.7(a), the Company shall cause such Subsidiary to deliver to each holder of Notes:

(1) such documents and evidence with respect to such Subsidiary as any holder may reasonably request in order to establish the existence and good standing of such Subsidiary and evidence that the Board of Directors of such Subsidiary has adopted resolutions authorizing the execution and delivery of such Guaranty Supplement and the guaranty of the Notes;

(2) evidence of compliance with such Subsidiary’s outstanding Debt instruments in the form of (i) a compliance certificate from such Subsidiary to the effect that such Subsidiary is in compliance with all terms and conditions of its outstanding Debt instruments, (ii) consents or approvals of the holder or holders of any evidence of Debt or security, and/or (iii) amendments of agreements pursuant to which any evidence of Debt or security may have been issued, all as may be reasonably deemed necessary by the holders of Notes to permit the execution and delivery of such Guaranty Supplement by such Subsidiary;

(3) an opinion of counsel to the effect that (i) such Subsidiary is a corporation or other business entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate or other power and the authority to execute and deliver such Guaranty Supplement and to perform the Guaranty Agreement, (ii) the execution and delivery of such Guaranty Supplement and performance of the Guaranty Agreement has been duly authorized by all necessary action on the part of such Subsidiary, such Guaranty Supplement has been duly executed and delivered by such Subsidiary and the Guaranty Agreement constitutes the legal, valid and binding contract of such Subsidiary enforceable against such Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law), (iii) the execution and delivery of such Guaranty Supplement and the performance by such Subsidiary of the Guaranty Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation of a Lien upon any of the property of such Subsidiary pursuant to the provisions of any law, order, rule or regulation, its charter documents or any agreement or other instrument known to such counsel to which such Subsidiary is a party to or by which such Subsidiary may be bound, and (iv) no approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any Governmental Authority, Federal or state, is necessary in connection with the lawful execution and delivery of such Guaranty Supplement by such Subsidiary or the performance of the Guaranty Agreement by such Subsidiary, which opinion may contain such assumptions and qualifications as are reasonably acceptable to the Required Holders; and

(4) all other documents and showings reasonably requested by the holders of Notes in connection with the execution and delivery of such Guaranty Supplement, which documents shall be reasonably satisfactory in form and substance to such holders and their special counsel, and each holder of Notes shall have received a copy (executed or certified as may be appropriate) of all of the foregoing legal documents.

(c) If at any time pursuant to the terms and conditions of the Bank Credit Agreement any Guarantor is discharged and released from its Guaranty of Debt under such Bank Credit Agreement and if (i) such Guarantor is not a co-obligor under such Bank Credit Agreement, (ii) immediately preceding the release of such Guarantor from its Guaranty of the Debt under this Agreement and the Notes and after giving effect thereto, no Default or Event of Default will have existed or would exist, (iii) any fees or other consideration are given to the lenders under the Bank Credit Agreement to obtain such discharge and release, each holder of a Note shall have received such fees or other consideration on a pro rata basis in proportion to the respective outstanding principal amount of such Debt under the Bank Credit Agreement and the outstanding principal amount of such holder’s Notes (it being understood that any fees or other consideration paid to any lender under the Bank Credit Agreement (including, without limitation, any new Bank Credit Agreement) in order to obtain an extension to the term or an increase in the amount of the commitments to lend under the Bank Credit Agreement, or as a part of establishing such new Bank Credit Agreement, shall not be included as part of any fees or other consideration covered by this sentence, notwithstanding that such extension, increase or Bank Credit Agreement, including such new Bank Credit Agreement, may contain a discharge or release of a Guarantor), and (iv) the Company shall have delivered to each holder of Notes an Officer’s Certificate certifying that the conditions specified in clauses (i) and (ii) above have been satisfied, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Guarantor will be discharged and released, automatically and without the need for any further action, from its obligations under its Guaranty of the Debt under this Agreement and the Notes. Without limiting the foregoing, for purposes of further assurance, each of the holders of the Notes agrees to provide to the Company and such Guarantor, if reasonably requested by the Company or such Guarantor and at the Company’s expense, written evidence of such discharge and release signed by such holder.

Section 9.8. New Jersey Natural Gas Regulated Nature. The Company will at all times cause New Jersey Natural Gas to be and remain a Person that is subject under law to regulation by a public utility commission or other governmental regulatory body with oversight responsibilities for utilities.

Section 9.9. Notes to Rank Pari Passu. The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu in right of payment with all other unsecured Senior Debt (actual or contingent) of the Company.

Section 9.10 Most Favored Lender Status. In the event the Company shall amend the Bank Credit Agreement to include, or enter into a new Bank Credit Agreement which includes, one or more financial covenants in addition to those in the Bank Credit Agreement on the date hereof, then the Company shall offer to the holders of the Notes to enter into an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holder(s) to include each such additional financial covenant or covenants in this Agreement. In such event, the Company promptly, upon acceptance of any offer referred to in the preceding sentence, shall execute and deliver at its expense (including the reasonable out-of-pocket fees and expenses of one counsel for the holders of the Notes collectively) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such additional financial covenant or covenants (any such additional financial covenant so included in this Agreement being called an “Incorporated Covenant”). In the event that at any time and from time to time after the execution of such an amendment with respect to any Incorporated Covenant, the Bank Credit Agreement shall no longer include such Incorporated Covenant, and provided that (i) no Default or Event of Default as a result of a failure to comply with such Incorporated Covenant is then in existence, and (ii) if any fees or other consideration are given to the lenders under such Bank Credit Agreement to obtain an amendment to such Bank Credit Agreement so that the Bank Credit Agreement would no longer include such Incorporated Covenant, each holder of a Note shall have received such fees or other consideration on a pro rata basis in proportion to the respective outstanding principal amount of the Debt under the Bank Credit Agreement and the outstanding principal amount of such holder’s Notes (it being understood that any fees or other consideration paid to any lender under the Bank Credit Agreement (including, without limitation, any new Bank Credit Agreement) in order to obtain an extension to the term, an increase in the amount of the commitments to lend under the Bank Credit Agreement, or as a part of establishing such new Bank Credit Agreement, shall not be included as part of any fees or other consideration covered by this sentence, notwithstanding that such extension, increase or Bank Credit Agreement, including such new Bank Credit Agreement, may contain an amendment to or deletion of an Incorporated Covenant), then upon notice by the Company to the holders of the Notes, the holders of the Notes shall execute and deliver to the Company, at the Company’s expense (including the reasonable out-of-pocket fees and expenses of one counsel for the holders of the Notes collectively) an amendment to this Agreement in form and substance reasonably satisfactory to the Company evidencing the amendment of this Agreement to delete such Incorporated Covenant from this Agreement.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any Notes may be issued pursuant to Section 2.1 and thereafter so long as any of the Notes are outstanding:

Section 10.1. Leverage Ratio. The Company will not permit, as of the end of any fiscal quarter of the Company, the ratio of Consolidated Total Debt to Consolidated Total Capitalization to exceed 0.65 to 1.00.

Section 10.2. Limitation on Priority Debt. The Company will not permit, as of the end of any fiscal quarter of the Company, Priority Debt to exceed an amount equal to 20% of Consolidated Total Capitalization.

Section 10.3. Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.4;

(c) Liens (other than any Lien imposed by Section 430 of the Code or Section 4068 of ERISA or any successor thereto) incurred or deposits made in the ordinary course of business (1) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or

(2) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts, and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d) subject to Section 11(j), any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

(e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor survey exceptions, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f) Liens on property or assets of any Restricted Subsidiary securing Debt owing to the Company or to a Wholly-Owned Restricted Subsidiary;

(g) Liens existing on the date hereof and described on Schedule 5.15;

(h) Liens on accounts receivable owned by Securitization Subsidiaries that are Restricted Subsidiaries and incurred pursuant to Receivables Securitization Transactions;

(i) any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by the Company or a Restricted Subsidiary after the date hereof, provided that:

(1) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon);

(2) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (i) the cost to the Company or such Restricted Subsidiary of the property (or improvement thereon) so acquired or constructed and (ii) the Fair Market Value (as determined in good faith by one or more officers of the Company to whom authority to enter into the subject transaction has been delegated by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction;

(3) any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property; and

(4) the aggregate principal amount of all Debt secured by such Liens shall be permitted by the limitation set forth in Section 10.1 if tested on the date such Lien is created and not as of the end of the immediately preceding fiscal quarter of the Company;

(j) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (1) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person becoming a Subsidiary or such acquisition of property, (2) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien (i) other property which is an improvement to or is acquired for specific use in connection with such acquired property or (ii) other property that does not constitute property or assets of the Company or any of its Restricted Subsidiaries and (3) the aggregate amount of all Debt secured by such Liens shall be permitted by the limitation set forth in Section 10.1 if tested on the date of such event and not as of the end of the immediately preceding fiscal quarter of the Company;

(k) any Lien renewing, extending or refunding any Lien permitted by paragraphs (g), (i) or (j) of this Section 10.3, provided that (1) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (2) such Lien is not extended to any other property and (3) immediately after such extension, renewal or refunding no Default or Event of Default would exist (provided that, with respect to Sections 10.1 and 10.2, calculation of compliance therewith shall be made as of the date of determination under this Section 10.3(k) and not as of the end of the immediately preceding fiscal quarter of the Company; and

(l) other Liens not otherwise permitted by paragraphs (a) through (k), inclusive, of this Section 10.3 securing Debt, provided that the Debt secured by such Liens shall be permitted by the limitations set forth in Sections 10.1 and 10.2 if tested on the date such Lien is created and not as of the end of the immediately preceding fiscal quarter of the Company.

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, grant or incur (upon the happening of a contingency or otherwise) (i) any Lien securing any Debt incurred by the Company or any Subsidiary under the Bank Credit Agreement (other than cash collateral for letter of credit obligations upon the termination of the Bank Credit Agreement with respect to letters of credit issued under the Bank Credit Agreement that remain outstanding after such termination, and customary Liens and set-off rights and similar types of Liens incurred in the ordinary course of business pursuant to deposit or custody agreements and hedging transactions (whether as currency or interest rate swaps, caps, floors, collars or other interest rate or currency exchange management devices, or otherwise), in each case whether arising under the Bank Credit Agreement, by operation of law, or otherwise, but not any other Debt of the Company) unless the Notes shall also be secured by such Lien on a pari passu basis pursuant to documentation, including an intercreditor agreement, in form and substance satisfactory to the Required Holders, with all parties entitled to the benefit of such Liens, or with the agent for such parties if such agent is the secured party of record with regard to such granted or created Lien and (ii) any Lien on or with respect to the Voting Stock of New Jersey Natural Gas owned by the Company or any Subsidiary.

Section 10.4. Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, declare or make or incur any liability to declare or make any Restricted Payment unless immediately after giving effect to such action no Default or Event of Default would exist (provided that, with respect to Sections 10.1 and 10.2, calculation of compliance therewith shall be made as of the date of determination under this Section 10.4 and not as of the end of the immediately preceding fiscal quarter of the Company).

(b) The Company will not, and will not permit any Restricted Subsidiary to, declare a Restricted Payment that is not payable within 60 days of such declaration.

Section 10.5. Restrictions on Dividends of Subsidiaries, Etc. The Company will not, and will not permit any Restricted Subsidiary to, enter into any agreement which would restrict any Restricted Subsidiary’s ability or right to pay dividends to, or make advances to or investments in, the Company or, if such Restricted Subsidiary is not directly owned by the Company, the “parent” Restricted Subsidiary of such Restricted Subsidiary; provided that the foregoing shall not apply to restrictions and conditions imposed by law, this Agreement, the Bank Credit Agreement or any other document or instrument governing Debt not prohibited by this Agreement so long as such restrictions and conditions in such other document or instrument are no more restrictive with respect to such Restrictive Subsidiary than the restrictions in the Bank Credit Agreement as in effect on the date hereof.

Section 10.6. Sale of Assets, Etc. (a) Except as permitted under Section 10.7 and Section 10.8, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) in the good faith opinion of the Company, the Asset Disposition is in the best interest of the Company or such Restricted Subsidiary;

(2) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist (provided that, with respect to Sections 10.1 and 10.2, calculation of compliance therewith shall be made as of the date of determination under this Section 10.6 and not as of the end of the immediately preceding fiscal quarter of the Company); and

(3) immediately after giving effect to the Asset Disposition the Disposition Value of all property that was the subject of any Asset Disposition occurring in the immediately preceding 12 consecutive month period would not exceed 10% of Consolidated Tangible Assets as of the end of the then most recently ended fiscal year of the Company.

Section 10.7. Merger, Consolidation, Etc. The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that a Restricted Subsidiary may (x) consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, the Company or another Restricted Subsidiary or any other Person so long as such Restricted Subsidiary is the surviving Person and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.6 or Section 10.8), provided that the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of all or substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent Person organized and existing under the laws of the United States or any State thereof (including the District of Columbia);

(b) if the Company is not the Successor Corporation, (1) such Person shall have executed and delivered to each holder of the Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements or instruments as shall be reasonably satisfactory to the Required Holders), (2) such Person shall have caused to be delivered to each holder of the Notes an opinion of inside counsel to the Company, Troutman Sanders LLP or another nationally recognized counsel, or other counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof (subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law) and subject to such other customary qualifications and exceptions for legal opinions of this type or as may be reasonably acceptable to the Required Holders) and (3) each Guarantor shall have reaffirmed, in writing, its obligations under the Guaranty Agreement; and

(c) immediately after giving effect to such transaction, no Default or Event of Default would exist (provided that, with respect to Sections 10.1 and 10.2, calculation of compliance therewith shall be made as of the date of determination under this Section 10.7 and not as of the end of the immediately preceding fiscal quarter of the Company).

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation that shall theretofore have become such in the manner prescribed in this Section 10.7 from its liability under this Agreement or the Notes.

Section 10.8. Disposal of Ownership of a Restricted Subsidiary. Subject to Section 10.7, the Company will not, and will not permit any Restricted Subsidiary to, sell or otherwise dispose of any shares of Restricted Subsidiary Stock, nor will the Company permit any such Restricted Subsidiary to issue, sell or otherwise dispose of any shares of its own Restricted Subsidiary Stock, provided that the foregoing restrictions do not apply to:

(a) the issue of directors’ qualifying shares by any such Restricted Subsidiary;

(b) any such Transfer of Restricted Subsidiary Stock constituting a Transfer described in clause (a) of the definition of “Asset Disposition”; and

(c) the Transfer of the Restricted Subsidiary Stock of a Restricted Subsidiary owned by the Company and its other Subsidiaries; provided that such Transfer satisfies the requirements of Section 9.6 and Section 10.6.

Section 10.9. Limitations on Subsidiaries, Partnerships and Joint Ventures. The Company will not, and will not permit any of its Restricted Subsidiaries to, own or create directly or indirectly any Restricted Subsidiaries other than (a) any Restricted Subsidiary which is a Regulated Entity, (b) any Restricted Subsidiary which is a Guarantor on the date hereof and (c) any Restricted Subsidiary formed after the date hereof that becomes a Guarantor under the Guaranty Agreement pursuant to Section 9.7. The Company shall not, and shall not permit any Restricted Subsidiary to, become or agree to become (1) a general or limited partner in any general or limited partnership, except that the Company may be a general or limited partner in any Subsidiary and any Restricted Subsidiary may be a general or limited partner in any other Subsidiary and except that the Company and its Restricted Subsidiaries may be a limited partner in a Permitted Related Business Opportunity, (2) a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Company may be a member or manager of, or hold limited liability company interests in, its Subsidiaries and Restricted Subsidiaries may be members or managers of, or hold limited liability company interests in, other Subsidiaries and except that the Company and its Restricted Subsidiaries may be members or managers of, or hold limited liability company interests in a Permitted Related Business Opportunity or (3) a joint venturer or hold a joint venture interest in any joint venture, except that the Company and its Restricted Subsidiaries may become a joint venturer in or hold a joint venture interest in any joint venture that is a Permitted Related Business Opportunity.

Section 10.10. Limitation on Certain Leases. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any off-balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet, with such balance sheet prepared in accordance with GAAP) providing the functional equivalent of borrowed money (including asset securitizations, sale/leasebacks or Synthetic Leases (other than any sale/leaseback transaction or Synthetic Lease entered into, in either case, with respect to meter assets and which transaction is otherwise permitted by this Agreement)) with liabilities in excess, in the aggregate for the Company and its Restricted Subsidiaries as of any date of determination, of 5% of the Consolidated Tangible Assets.

For purposes of this Section 10.10, the amount of any lease which is not a Capital Lease is the aggregate amount of minimum lease payments due pursuant to such lease for any non-cancelable portion of its term.

Section 10.11. Nature of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially and materially changed from the general nature of the business in which the Company and its Restricted Subsidiaries are engaged on the date hereof.

Section 10.12. Transactions with Affiliates. Except in the case of a Permitted Related Business Opportunity, the Company will not, and will not permit any Restricted Subsidiary to, enter into, directly or indirectly, any Material transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company, a Restricted Subsidiary or New Jersey Natural Gas), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.13. Designation of Restricted and Unrestricted Subsidiaries. (a) Subject to Section 10.13(b), the Company may designate any Subsidiary to be a Restricted Subsidiary and may designate any Restricted Subsidiary to be an Unrestricted Subsidiary by giving written notice to each holder of Notes that the Board of Directors of the Company has made such designation, provided, however, that no Subsidiary may be designated a Restricted Subsidiary and no Restricted Subsidiary may be designated an Unrestricted Subsidiary unless, at the time of such action and after giving effect thereto, (1) solely in the case of a Restricted Subsidiary being designated an Unrestricted Subsidiary, such Restricted Subsidiary being designated an Unrestricted Subsidiary shall not have any continuing Investment in the Company or any other Restricted Subsidiary and (2) no Default or Event of Default shall have occurred and be continuing (provided that, with respect to Sections 10.1 and 10.2, calculation of compliance therewith shall be made as of the date of determination under this Section 10.13 and not as of the end of the immediately preceding fiscal quarter of the Company). Any Restricted Subsidiary which has been designated an Unrestricted Subsidiary and which has then been redesignated a Restricted Subsidiary, in each case in accordance with the provisions of the first sentence of this Section 10.13, shall not at any time thereafter be redesignated an Unrestricted Subsidiary without the prior written consent of the Required Holders. Any Unrestricted Subsidiary which has been designated a Restricted Subsidiary and which has then been redesignated an Unrestricted Subsidiary, in each case in accordance with the provisions of the first sentence of this Section 10.13, shall not at any time thereafter be redesignated a Restricted Subsidiary without the prior written consent of the Required Holders. If the Company enters into any credit facility or note purchase agreement after the date hereof and New Jersey Natural Gas shall be designated as a “restricted subsidiary” under, then the Company shall, within 10 Business Days of its entering into such credit facility or note purchase agreement, designate New Jersey Natural Gas as a Restricted Subsidiary under this Agreement. If the Company enters into any credit facility or note purchase agreement after the date hereof and New Jersey Natural Gas shall be subjected to any negative covenants of the type included in this Section 10 of such credit facility or note purchase agreement, then and in any such event the Company shall give written notice thereof to each holder not later than 30 days following the date of execution of any such agreement. Effective on the date of execution of any such agreement, such additional covenant that is included in such agreement and any related definitions shall be deemed to have been incorporated herein. The Company further covenants to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holders) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such additional covenant.

(b) The Company will cause each Subsidiary that is designated as a Restricted Subsidiary on Schedule 5.4 on the date hereof to at all times remain a Restricted Subsidiary.

Section 10.14. Terrorism Sanctions Regulations. The Company will not, and will not permit any Subsidiary to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in any of Section 9.6 through Section 9.8, inclusive, Section 10.1 through Section 10.10, inclusive, or Section 10.14; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer obtaining actual knowledge of such default and (2) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in this Agreement, the Guaranty Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (1) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto or (2) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (i) the Company or any Significant Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000 or (ii) one or more Persons have the right to require the Company or any Significant Subsidiary so to purchase or repay such Debt; or

(g) the Company or any Significant Subsidiary is in default under the terms of any agreement involving any off-balance sheet transaction (including any asset securitization, sale/leaseback transaction or Synthetic Lease) with obligations in the aggregate thereunder for which the Company or any Significant Subsidiary may be obligated in an amount in excess of $15,000,000, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any obligation when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any obligation or the termination of such agreement; or

(h) the Company or any Significant Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; or

(i) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(j) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 (exclusive of amounts fully covered by valid and collectible insurance in respect thereof subject to customary deductibles) are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 45 days after entry thereof (or such shorter period as judgment creditors are stayed pursuant to applicable law from executing on such judgment or judgments), bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay (or such shorter period as judgment creditors are stayed pursuant to applicable law from executing on such judgment or judgments); or

(k) (1) default shall occur under the Guaranty Agreement to which a Significant Subsidiary described in clause (b) of the definition thereof is a party, and such default shall continue beyond the period of grace, if any, allowed with respect thereto, or (2) the Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable or any Guarantor shall contest or deny in writing the validity or enforceability of the Guaranty Agreement; or

(l) if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (2) a notice of intent to terminate any Plan on other than a standard basis shall have been filed with the PBGC by the Company or any ERISA Affiliate or the PBGC shall have notified the Company or any ERISA Affiliate of the institution of proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or that a Plan is the subject of any such proceedings, (3) the present value of the aggregate “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA under all Plans (determined in accordance with Title IV of ERISA, as of the end of the most recent Plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation), shall exceed the aggregate actuarial value of their assets by more than $25,000,000, (4) the Company or any ERISA Affiliate shall have incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans with respect to any Plan, other than for claims for benefits and funding obligations in the ordinary course, (5) the Company or any ERISA Affiliate incurs withdrawal liability with respect to any Multiemployer Plan or (6) the Company or any ERISA Affiliate establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any ERISA Affiliate thereunder; and any such event or events described in clauses (1) through (6) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (1) of paragraph (h) or described in clause (6) of paragraph (h) by virtue of the fact that such clause encompasses clause (1) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable and the Facility shall automatically terminate.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (1) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (2) the Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of the Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note of any Series at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of such Series (and of the same tranche if such Series has separate tranches) (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The

Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note of any Series (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of such Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser of the Notes of any Series or its nominee shall be the holder of any Note of such Series, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose in the Confirmation of Acceptance with respect to the Notes of such Series, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to

Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay the reasonable out-of-pocket costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related thereto, with the Capital Markets & Investment Analysis Office of the National Association of Insurance Commissioners or any successor organization, (which costs and expenses shall not exceed $3,500 without the prior written consent of the Company) all out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Purchasers or any other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Guaranty Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the out-of-pocket costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Guaranty Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Guaranty Agreement, or by reason of being a holder of any Note and (b) the out-of-pocket costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save the Purchasers and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by such Person).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or the Guaranty Agreement, and the termination of this Agreement or the Guaranty Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) with the written consent of Prudential and the Company (and not without the written consent of Prudential and the Company) the provisions of Sections 1 or 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), (b) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series and the Company (and not without the written consent of all such Purchasers and the Company), any of the provisions of Sections 1 and 2 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes, (c) no amendment or waiver of any of the provisions of Section 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of a Note unless consented to by such holder in writing and (d) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (1) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or (3) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide any other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred a portion or has agreed to transfer all or a portion of its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or be so effected or granted but for such consent (and the consents of all other holders of the Notes that were acquired under the same or similar conditions) shall be void and of no force and effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder (other than communications provided for under Section 2) shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1) if to Prudential, to Prudential at the address specified for such communications in Schedule A, or at such other address as Prudential shall have specified to the Company in writing,

(2) if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in the applicable Confirmation of Acceptance to which such Purchaser is a party, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

(3) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(4) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer of the Company, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Any communication pursuant to Section 2 shall be made by the method specified for such communication in such Section, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the closing for any Series of Notes (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any holder of the Notes, may be reproduced by such holder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any holder of the Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” shall mean information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure (provided, however, that to such Purchaser’s actual knowledge, the source of such information was not, at the time of disclosure to such Purchaser, bound by a confidentiality agreement with the Company or its Subsidiaries relating to such information), (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary (provided, however, that to such Purchaser’s actual knowledge, the source of such information was not, at the time of disclosure to such Purchaser, bound by a confidentiality agreement with the Company or its Subsidiaries relating to such information) or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such individuals are bound by the terms of this Section 20 or agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20), (2) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (3) any other holder of any Note, (4) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (5) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (6) any Federal or state regulatory authority having jurisdiction over such Purchaser, (7) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes of any Series that such Purchaser has agreed to purchase, by written notice to the

Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser with respect to the Notes of the Series so purchased by such Affiliate. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Submission to Jurisdiction; Waiver of Jury Trial. (a) The Company hereby irrevocably submits to the non-exclusive jurisdiction of any State of New York court or any Federal court located in New York County, New York, New York for the adjudication of any matter arising out of or relating to this Agreement, and consents to the service of all writs, process and summonses by registered or certified mail out of any such court or by service of process on the Company at its address to which notices are to be given pursuant to Section 18 hereof and hereby waives any requirement to have an agent for service of process in the State of New York. Nothing contained herein shall affect the right of any holder of the Notes to serve legal process in any other manner or to bring any proceeding hereunder in any jurisdiction where the Company may be amenable to suit. The Company hereby irrevocably waives any objection to any suit, action or proceeding in any New York court or Federal court located in New York County, New York, New York on the grounds of venue and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.3. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.4. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with generally accepted accounting principles, for purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Debt (other than of the type described in clause (e) of the definition thereof) using fair value (as permitted by Accounting Standards Codification 825-10-25, formerly known as Statement of Financial Accounting Standards No. 159, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.5. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.6. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.8. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*     *     *     *     *

When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company, on one hand, and Prudential, on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

New Jersey Resources Corporation

By:	/s/ Glenn C. Lockwood
Glenn C. Lockwood
Title:	Executive Vice President and Chief Financial Officer

The foregoing is hereby agreed

to as of the date thereof.

Prudential Investment Management, Inc.

By:	/s/ Timothy M. Laczkowski
Vice President

INFORMATION RELATING TO PRUDENTIAL

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

(1)	All payments to Prudential shall be made by wire transfer of immediately available funds for credit to:

JPMorgan Chase Bank

New York, New York

ABA No.: 021-000-021

Account No.: 304232491

Account Name: PIM Inc. - PCG

(2)	Address for all notices relating to payments:

Prudential Investment Management, Inc.

c/o The Prudential Insurance Company of America

Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, New Jersey 07102-4077

Attention: Manager

(3)	Address for all other communications and notices:

Prudential Investment Management, Inc.

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, Texas 75201

Attention: Managing Director

(4)	Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Telephone: (973) 367-3141

Facsimile: (800) 224-2278

(5)	Tax Identification No.: 22-2540245

Schedule A

(to Shelf Note Purchase Agreement)

INFORMATION SCHEDULE

Authorized Officers for Prudential

Randall M. Kob Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6210 Facsimile: (214) 720-6299	Ric E. Abel Managing Director Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6272 Facsimile: (214) 720-6297

Matthew A. Baker Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6253 Facsimile: (214) 720-6299	Richard P. Carrell Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6287 Facsimile: (214) 720-6297

Brien F. Davis Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6256 Facsimile: (214) 720-6299	Jennifer I. Graham Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6260 Facsimile: (214) 720-6297

Timothy M. Laczkowski Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6275 Facsimile: (214) 720-6299	Brian E. Lemons Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6276 Facsimile: (214) 720-6299

Brian N. Thomas Vice President Prudential Capital Group 2200 Ross Avenue Suite 4200E Dallas, TX 75201 Telephone: (214) 720-6216 Facsimile: (214) 720-6299

Authorized Officers for the Company

Laurence M. Downes Chairman and Chief Executive Officer New Jersey Resources Corporation 1415 Wyckoff Road Wall, NJ 07719 Telephone: (732) 938-1483 Facsimile: (732) 919-0517	Glenn C. Lockwood Executive Vice President and Chief Financial Officer New Jersey Resources Corporation 1415 Wyckoff Road Wall, NJ 07719 Telephone: (732) 938-1491 Facsimile: (732) 938-3153

Kathleen T. Ellis Senior Vice President Corporate Affairs New Jersey Resources Corporation 1415 Wyckoff Road Wall, NJ 07719 Telephone: (732) 938-1488 Facsimile: (732) 938-2620	Mariellen Dugan Senior Vice President and General Counsel New Jersey Resources Corporation 1415 Wyckoff Road Wall, NJ 07719 Telephone: (732) 938-1489 Facsimile: (732) 938-1226

William Foley Treasurer New Jersey Resources Corporation 1415 Wyckoff Road Wall, NJ 07719 Telephone: (732) 938-1224 Facsimile: (732) 938-3154

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” shall have the meaning given in Section 2.1(f) hereof.

“Acceptance Day” shall have the meaning given in Section 2.1(f) hereof.

“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to Section 2.1(e), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.

“Accepted Note” shall have the meaning given in Section 2.1(f) hereof.

“Affiliate” shall mean, (a) at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of equity or Voting Stock of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of equity or Voting Stock. With respect to Prudential, “Affiliate” shall also include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” is defined in Section 17.3.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 of September 24, 2001 (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended).

“Asset Disposition” shall mean any Transfer except:

(a) any

(1) Transfer from a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary; and

(2) Transfer from the Company to a Wholly-Owned Restricted Subsidiary;

Schedule B

(to Shelf Note Purchase Agreement)

so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default shall exist (provided that, with respect to Sections 10.1 and 10.2, calculation of compliance therewith shall be made as of any date of determination hereof and not as of the end of the immediately preceding fiscal quarter of the Company); and

(b) any Transfer made in the ordinary course of business and involving only property that is either (1) inventory held for sale or (2) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Restricted Subsidiaries or that is obsolete.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its treasurer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in Prudential’s law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.

“Available Facility Amount” shall have the meaning given in Section 2.1(a) hereof.

“Bank Credit Agreement” shall mean that certain Revolving Credit Facility by and among New Jersey Resources Corporation, each of the guarantors party thereto, PNC Bank, NA as Administrative Agent, the banks party thereto, JPMorgan Chase Bank, NA and Bank of America, N.A., as Syndication Agents, Citibank, N.A., and The Bank of Nova Scotia, as Documentation Agents and PNC Capital Markets, Inc., as Lead Arranger, dated as of December 13, 2007, or any other primary credit facility for the Company, in each case as the same may be amended, restated, increased, refinanced, replaced or otherwise modified or any successor thereto.

“Business Day” shall mean (a) for purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, (b) for purposes of Sections 2.1(c) and 2.1(d) hereof only, any day other than a day on which Prudential is not open for business and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Wall, New Jersey or New York, New York are required or authorized to be closed.

“Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cancellation Fee” shall have the meaning given in Section 2.1(i)(ii).

“Closing Day” shall mean, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 2.1(h), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.1(i)(i), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” shall mean New Jersey Resources Corporation, a New Jersey corporation, or any Successor Corporation.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” shall have the meaning given in Section 2.1(f).

“Consolidated Shareholders’ Equity” shall mean, as of any date of determination, the sum of the amounts under the headings “Common Shareholders’ Equity” and “Preferred Shareholders’ Equity” on the balance sheet, prepared in accordance with GAAP, for the Company, its Restricted Subsidiaries and New Jersey Natural Gas on a consolidated basis.

“Consolidated Tangible Assets” shall mean, as of any date of determination, the total assets of the Company, its Restricted Subsidiaries and New Jersey Natural Gas that would be shown as assets on a consolidated balance sheet of the Company, its Restricted Subsidiaries and New Jersey Natural Gas as of such time determined on a consolidated basis in accordance with GAAP after subtracting therefrom the aggregate amount of all intangible assets of the Company, its Restricted Subsidiaries and New Jersey Natural Gas, including, without limitation, all goodwill, franchises, licenses, patents, trademarks, trade name, copyrights, service marks and brand names.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, (a) Consolidated Shareholders’ Equity minus (b) the net book amount of all assets of the Company, its Restricted Subsidiaries and New Jersey Natural Gas (after deducting reserves applicable thereto) that would be shown as intangible assets on a balance sheet, prepared in accordance with GAAP, for the Company, its Restricted Subsidiaries and New Jersey Natural Gas on a consolidated basis as of such date of determination.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (a) Consolidated Total Debt and (b) Consolidated Shareholders’ Equity.

“Consolidated Total Debt” shall mean, as of any date of determination, without duplication, the total of all Debt of the Company, its Restricted Subsidiaries and New Jersey Natural Gas determined on a consolidated basis in accordance with GAAP.

For purposes of determining “Consolidated Total Debt,” there shall be excluded from any such determination Debt of Securitization Subsidiaries that are Restricted Subsidiaries (but not Debt of the Company, any other Restricted Subsidiary or New Jersey Natural Gas) incurred pursuant to Receivables Securitization Transactions in an amount for principal and accrued and unpaid interest not to exceed $100,000,000 in the aggregate.

“Debt” as to any Person at any time, shall mean, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency exchange rate management device, (d) any other transaction (including forward sale or purchase agreements, Capital Leases, Synthetic Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than 30 days past due), (e) any Hedging Contract, to the extent that any net indebtedness, obligations or liabilities of such Person in respect thereof constitutes “indebtedness” as determined in accordance with GAAP, (f) any Guaranty of any Hedging Contract described in the immediately preceding clause (e), (g) any Guaranty of Debt for borrowed money, (h) any Hybrid Security described in clause (a) of the definition of Hybrid Security or (i) the mandatory repayment obligation of the issuer of any Hybrid Security described in clause (b) of the definition of Hybrid Security.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” as of any date shall mean, with respect to any Note of any Series, that rate of interest that is the greater of (a) 2.0% per annum over the rate of interest specified in such Note, or (b) 2.0% per annum over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Delayed Delivery Fee” shall have the meaning given in Section 2.1(i)(i) hereof.

“Disclosure Documents” is defined in Section 5.3.

“Disposition Value” shall mean, at any time, with respect to any property:

(a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

(b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

“Distribution” shall mean, in respect of any corporation, association or other business entity: (a) dividends or other distributions or payments on capital stock or other equity interests of such corporation, association or other business entity (except distributions in such stock or other equity interests); and (b) the redemption or acquisition of such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall have the meaning given in Section 2.1(a) hereof.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean

(a) the government of

(1) the United States of America or any State or other political subdivision thereof, or

(2) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” is defined in Section 2.2.

“Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Debt or obligation or any property constituting security therefor;

(b) to advance or supply funds (1) for the purchase or payment of such Debt or obligation or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Agreement” is defined in Section 2.2.

“Guaranty Supplement” is defined in Section 9.7(a).

“Hazardous Materials” shall mean any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls), petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hedging Contract” shall mean any transaction entered into by the Company, any of its Restricted Subsidiaries or New Jersey Natural Gas with respect to hedging or trading of gas contracts or other commodity, hedging contracts of any kind, or any derivatives or other similar financial instruments of the Company, its Restricted Subsidiaries and New Jersey Natural Gas.

“holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over the counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Hybrid Security” shall mean any of the following: (a) beneficial interests issued by a trust which constitutes a Subsidiary of the Company or any Guarantor substantially all of the assets of which trust are unsecured Debt of the Company or any Guarantor or any Subsidiary of the Company or any Guarantor or proceeds thereof, and all payments of such Debt are required to be, and are, distributed to the holders of beneficial interests in such trust promptly after receipt by such trust or (b) any shares of capital stock or other equity interests that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment.

“Inactive Subsidiary” shall mean, at any time, any Subsidiary of any Person, which Subsidiary (a) does not conduct any business or have operations and (b) does not have total assets with a net book value, as of any date of determination, in excess of $100,000.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” shall mean (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Note.

“Issuance Period” shall have the meaning given in Section 2.1(b) hereof.

“Investment” shall mean any investment, made in cash or by delivery of property, by any Person (a) in any other Person, whether by acquisition of stock, Debt or other obligation or security, or by loan, Guaranty, advance, capital contribution or otherwise or (b) in any property.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease or Synthetic Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Material” shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of the Company, its Restricted Subsidiaries and New Jersey Natural Gas, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company, its Restricted Subsidiaries and New Jersey Natural Gas, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the ability of any Guarantor which is a Significant Subsidiary described in clause (b) of the definition thereof to perform its obligations under the Guaranty Agreement or (d) the validity or enforceability of this Agreement, the Notes or the Guaranty Agreement.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) with respect to which the Company or any ERISA Affiliate has any liability.

“NAIC Annual Statement” is defined in Section 6.2(a).

“New Jersey Natural Gas” shall mean New Jersey Natural Gas Company, a corporation organized and existing under the laws of the State of New Jersey, which corporation is a wholly-owned Subsidiary of the Company.

“Notes” is defined in Section 1.1.

“Officer’s Certificate” shall mean a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Related Business Opportunity” shall mean any transaction with another Person (other than any Inactive Subsidiary of the Company) involving business activities or assets reasonably related or complementary to the business of the Company, its Restricted Subsidiaries and New Jersey Natural Gas as conducted on the date of this Agreement or as may be conducted pursuant to Section 10.11, including, without limitation, the management and marketing of storage, capacity and transportation of gas and other forms of energy, the generation, transmission or storage of gas and other forms of energy, or the access to gas and energy transmission lines, and business initiatives for the conservation and efficiency of gas and energy.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or a government or agency or political subdivision thereof.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, subject to Title I of ERISA that is maintained, or to which contributions are required to be made, by the Company or any ERISA Affiliate, or any prior “employee benefit plan” as to which the Company or any ERISA Affiliate has any liability.

“Priority Debt” shall mean (without duplication) the sum of (a) unsecured Debt of Restricted Subsidiaries other than (1) Debt owed to the Company or a Wholly-Owned Restricted Subsidiary, (2) Debt outstanding at the time such Person became a Subsidiary provided that such Debt shall not have been incurred in contemplation of such Person becoming a Subsidiary and (3) unsecured Debt of a Guarantor under (i) the Guaranty Agreement and (ii) other Guaranties of Debt of the Company permitted to exist pursuant to Section 10.1 and (b) Debt of the Company secured by a Lien and Debt of any of its Restricted Subsidiaries secured by a Lien, in each case, other than Liens permitted by paragraphs (a) through (k) of Section 10.3.

“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential” shall have the meaning given in the address block of this Agreement.

“Prudential Affiliate” shall mean any Affiliate of Prudential.

“Purchaser” shall mean, with respect to any Accepted Notes, the Persons designated in the Confirmation of Acceptance for such Accepted Notes as the purchasers thereof.

“PTE” is defined in Section 6.2(a).

“QPAM Exemption” is defined in Section 6.2(d).

“Receivables Securitization Transaction” shall mean any transaction pursuant to which the Company or any Restricted Subsidiary Transfers accounts receivable to a Securitization Subsidiary and such Securitization Subsidiary incurs Debt in connection with the purchase of such accounts receivable and grants a security interest in such accounts receivable as collateral security for such Debt; provided that such Debt is non-recourse to the Company and the other Restricted Subsidiaries other than with respect to representations, warranties and indemnities entered into by the Company or the applicable Restricted Subsidiary in connection with such transaction that are customary in non-recourse securitization of receivables transactions.

“Regulated Entity” shall mean any Person that is subject under law to any of the laws, rules or regulations respecting the financial, organizational or rate regulation of electric companies, public utilities or public utility holding companies.

“Related Fund” shall mean, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans and (b) is advised or managed by such holder, the same investment advisor as such holder or by an Affiliate of such holder or such investment advisor.

“Request for Purchase” shall have the meaning given in Section 2.1(d) hereof.

“Required Holders” shall mean, at any time, (i) the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) and (ii) so long as any Notes may be issued pursuant to Section 2.1, Prudential.

“Rescheduled Closing Day” shall have the meaning given in Section 2.1(h) hereof.

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” shall mean any Distribution in respect of the Company or any Restricted Subsidiary (other than on account of capital stock or other equity interests of a Restricted Subsidiary owned legally and beneficially by the Company or another Restricted Subsidiary), including, without limitation, any Distribution resulting in the acquisition by the Company or any Restricted Subsidiary of securities that would constitute treasury stock. For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (a) the Fair Market Value of such property (determined in good faith by the Board of Directors (or equivalent governing body) of the Person making such Restricted Payment) and (b) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“Restricted Subsidiary” shall mean each Subsidiary that is either (a) designated as a Restricted Subsidiary on Schedule 5.4 or (b) designated as a Restricted Subsidiary by the Board of Directors of the Company in accordance with Section 10.13.

“Restricted Subsidiary Stock” shall mean Subsidiary Stock of any Restricted Subsidiary.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Securitization Subsidiary” shall mean any Restricted Subsidiary that (a) has been created for the sole purpose and business of purchasing and owning the accounts receivable of the Company or any other Restricted Subsidiary, (b) has no Debt outstanding other than Debt incurred in connection with the purchase of such accounts receivable and (c) does not, and by the terms of its organizational documents or contractual obligations to which it or its property is then bound can not, own or hold any other assets or participate in any other business or incur any other Debt.

“Senior Debt” shall mean any Debt of the Company other than Debt that is in any manner subordinated in right of payment or security in any respect to the Debt evidenced by the Notes.

“Series” is defined in Section 1.1.

“Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Significant Subsidiary” shall mean at any time (a) each Guarantor, (b) each other Restricted Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of this Agreement) of the Company and (c) New Jersey Natural Gas.

“Source” is defined in Section 6.2.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient Voting Stock to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Stock” shall mean, with respect to any Person, the stock (or any options or warrants to purchase stock or other securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Synthetic Lease” shall mean any lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, or appropriate successor thereto, and (b) the lessee will be entitled to various tax benefits ordinarily available to owners (as opposed to lessees) of like property.

“Transfer” shall mean, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Consolidated Tangible Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Consolidated Tangible Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“Unrestricted Subsidiary” shall mean each Subsidiary that is either (a) designated as an Unrestricted Subsidiary on Schedule 5.4 or (b) designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with Section 10.13. For the avoidance of doubt, any Subsidiary which has not been designated as either a Restricted Subsidiary or Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” shall mean any securities of any class of a Person whose holders are entitled under ordinary circumstances to vote for the election of directors of such Person (or Persons performing similar functions) irrespective of whether at the time securities of any other class shall have or might have voting power by reason of the happening of any contingency.

“Wholly-Owned Restricted Subsidiary” shall mean, at any time, any Restricted Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Restricted Subsidiaries at such time.

DISCLOSURE MATERIALS

None.

SCHEDULE 5.3

(to Shelf Note Purchase Agreement)

SUBSIDIARIES OF THE COMPANY AND

OWNERSHIP OF SUBSIDIARY STOCK

SCHEDULE 5.4

(to Shelf Note Purchase Agreement)

Subsidiary	JURISDICTION OF INCORPORATION/ FORMATION	PERCENTAGE OWNERSHIP	SHAREHOLDER/PARTNER	STATUS	REGULATED
New Jersey Natural Gas Company	New Jersey	100	New Jersey Resources Corporation	Unrestricted	Yes

NJR Energy Services Company	New Jersey	100	New Jersey Resources Corporation	Restricted	No

NJR Retail Holdings Corporation	New Jersey	100	New Jersey Resources Corporation	Restricted	No

NJR Clean Energy Ventures Corporation	New Jersey	100	New Jersey Resources Corporation	Restricted	No

NJR Home Services Company	New Jersey	100	NJR Retail Holdings Corporation	Restricted	No

NJR Plumbing Services, Inc.	New Jersey	100	NJR Home Services Company	Restricted	No

NJR Energy Investments Corporation	New Jersey	100	New Jersey Resources Corporation	Restricted	No

NJR Storage Holdings Company	Delaware	100	NJR Energy Holdings Corporation	Unrestricted	No

NJR Steckman Ridge Storage Company	Delaware	100	NJR Storage Holdings Company	Unrestricted	No

5.4-2

Subsidiary	JURISDICTION OF INCORPORATION/ FORMATION	PERCENTAGE OWNERSHIP	SHAREHOLDER/PARTNER	STATUS	REGULATED
Commercial Realty and Resources Corp.	New Jersey	100	NJR Retail Holdings Corporation	Restricted	No

NJR Investment Company	New Jersey	100	NJR Energy Investments Corporation	Inactive Restricted	No

NJR Energy Holdings Corporation	New Jersey	100	NJR Energy Investments Corporation	Unrestricted	No

NJR Energy Corporation	New Jersey	100	NJR Energy Investments Corporation	Unrestricted	No

NJR Pipeline Company	New Jersey	100	NJR Energy Holdings Corporation	Unrestricted	No

NJNR Pipeline Company	New Jersey	100	NJR Energy Holdings Corporation	Unrestricted	No

NJR Service Corporation	New Jersey	100	New Jersey Resources Corporation	Inactive Restricted	No

5.4-3

CERTAIN LITIGATION

None

SCHEDULE 5.8

(to Shelf Note Purchase Agreement)

PATENTS, ETC.

None.

SCHEDULE 5.11

(to Shelf Note Purchase Agreement)

EXISTING DEBT

AS OF MARCH 31, 2011

NEW JERSEY RESOURCES CORPORATION

EXISTING DEBT

AS OF MARCH 31, 2011

I. The following is a list of all outstanding Debt of the Company, its Restricted Subsidiaries and New Jersey Natural Gas as of March 31, 2011

A.	NEW JERSEY RESOURCES CORPORATION (“NJR”)

1. Credit Agreement: As of March 31, 2011, there were $147,600,000 of outstanding unsecured Debt of the Company and its Restricted Subsidiaries under that certain Credit Agreement dated as of December 13, 2007, as amended, by and among NJR, the guarantors party thereto, PNC Bank, N.A., as Administrative Agent for the banks, the banks party thereto, JP Morgan Chase Bank, NA and Bank of America, N.A., as Syndication Agents, and Bank of Nova Scotia and Citibank, N.A., as Documentation Agents (the “NJR Credit Agreement”).

The following Restricted Subsidiaries of the Company are guarantors under the NJR Credit Agreement: Commercial Realty and Resources Corporation (“CR&R”), NJR Clean Energy Ventures Corporation, NJR Energy Investments Corporation, NJR Energy Services Company (“NJRES”), NJR Home Services Company, NJR Investment Company, NJR Plumbing Services, Inc., NJR Retail Holdings Corporation, and NJR Service Corporation.1

2. Senior Notes: As of March 31, 2011, the following Debt was outstanding under that certain Note Purchase Agreement dated as of September 24, 2007 by and among NJR, New York Life Insurance Company and New York Life Insurance and Annuity Company (the “NJR Note Agreement”:

	Rate	Maturity Date	Principal Amt.

Unsecured Senior Notes	6.05%	9/24/17	50,000,000

TOTAL			$50,000,000

The following Restricted Subsidiaries are guarantors under the NJR Note Agreement: CR&R, NJR Clean Energy Ventures Corporation, NJR Energy Investments Corporation, NJRES, NJR Home Services Company, NJR Investment Company, NJR Plumbing Services, Inc., NJR Retail Holdings Corporation and NJR Service Corporation.

[1]	The following Unrestricted Subsidiaries of NJR are also guarantors under the NJR Credit Facility: NJR Energy Corporation, NJR Energy Holdings Corporation and NJR Storage Holdings Company.

SCHEDULE 5.15

(to Shelf Note Purchase Agreement)

3. Letters of Credit: The following letters of credit have been issued pursuant to the NJR Credit Agreement on behalf of the indicated Restricted Subsidiary:

	Purpose	Expiry Date	Principal Amt.

NJR on behalf of NJRES	Secure purchase and sale of natural gas	12/31/11	7,000,000
NJR on behalf of NJRES	Secure purchase and sale of natural gas	2/1/12	50,000
NJR on behalf of NJRES	Margin Requirements	6/30/11	1,500,000
NJR on behalf of CR&R	Support real estate development activities	12/3/11	675,000

TOTAL			$9,225,000

B.	NEW JERSEY NATURAL GAS COMPANY (“NJNG”)[2]

1. First Mortgage Bonds

(Secured)

	Rate	Maturity Date	Principal Amt.

Series AA	Var.	8/1/30	$25,000
Series BB	Var.	8/1/30	16,000
Series DD	Var.	9/1/27	13,500
Series EE	Var.	1/1/28	9,545
Series FF	Var.	1/1/28	15,000
Series GG	Var.	4/1/33	18,000
Series HH	5%	12/1/38	12,000
Series II	4.5%	8/1/30	10,300
Series JJ	4.6%	8/1/24	10,500
Series KK	4.9%	10/1/40	15,000
Series LL	5.6%	5/15/18	125,000

Total First Mortgage Bonds			$269,845

2. Senior Notes: As of March 31, 2011, the following Debt was outstanding under that certain Note Purchase Agreement dated as of March 15, 2004 by and among NJNG and J.P. Morgan Securities Inc., as Placement Agent:

	Rate	Maturity Date	Principal Amt.

Unsecured Senior Notes	4.77%	3/15/14	$60,000

[2]	Amounts reflected below are in thousands ($000)

SCHEDULE 5.15

(to Shelf Note Purchase Agreement)

3. Capitalized Lease Obligations: As of March 31, 2011, NJNG had outstanding the following obligations under Capital Leases:

	Maturity Date	Principal Amt.

Capital Lease Obligations—Building	6/1/21	$23,976
Capital Lease Obligations—Meters	Various	37,690
Capital Lease Obligations—Equipment	12/1/13	648

C.	NJR ENERGY SERVICES COMPANY

1.	Foreign Exchange Hedge

NJRES enters into natural gas transactions in Canada and is exposed to fluctuations in the value of Canadian currency relative to the US dollar. NJRES utilizes foreign currency derivatives to lock in the currency translation rate associated with natural gas transactions denominated in Canadian currency. The derivatives may include currency forwards, futures, or swaps and are accounted for as derivatives. These derivatives are being used to hedge future forecasted cash payments associated with transportation and storage contracts. NJR has designated these foreign currency derivatives as cash flow hedges of that exposure:

The following table reflects, as of March 31, 2011 and September 30, 2010, the fair value of NJR’s derivative assets and liabilities recognized in the Unaudited Condensed Consolidated Balance Sheets of NJR that are designated as hedging instruments:

	Balance Sheet Location	Fair Value
		March 31, 2011		September 30, 2010
(Thousands)		Asset Derivatives	Liability Derivatives	Asset Derivatives	Liability Derivatives
NJRES:
Foreign exchange contracts	Derivatives - current	$98	$—	$15	$—
	Derivatives - noncurrent	89	—	10	—

Total fair value of derivatives		$187	$—	$25	$—

At March 31, 2011, the notional amount of the foreign currency transactions was approximately $3 million.

II. The following instruments contain provisions, which limit the amount or otherwise impose restrictions on the incurring of, Debt of the Company or any of its Guarantors:

1.	NJR Credit Agreement

2.	NJR Note Agreement

SCHEDULE 5.15

(to Shelf Note Purchase Agreement)

EXHIBIT 1

[FORM OF NOTE]

NEW JERSEY RESOURCES CORPORATION

        % SENIOR SERIES          NOTE DUE

No.

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

PPN

FOR VALUE RECEIVED, the undersigned, New Jersey Resources Corporation, a corporation organized and existing under the laws of the State of New Jersey (herein called the “Company”), hereby promises to pay to                     , or registered assigns, the principal sum of                      DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above (or, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes at the Default Rate (as defined below)), from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate. The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.

Payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of senior promissory notes (herein called the “Notes”) issued pursuant to a Shelf Note Purchase Agreement, dated as of June 30, 2011 (herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

Exhibit 1

(to Shelf Note Purchase Agreement)

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

[The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.] [This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.]

The Company waives grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

New Jersey Resources Corporation

By:
Title:

Exhibit 1

(to Shelf Note Purchase Agreement)

EXHIBIT 2.1(d)

[FORM OF REQUEST FOR PURCHASE]

NEW JERSEY RESOURCES CORPORATION

REQUEST FOR PURCHASE

Reference is made to the Shelf Note Purchase Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of June 30, 2011, between New Jersey Resources Corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.1(d) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of the Notes covered hereby (the “Notes”) $ [1]

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period[2]

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

5.	The purchase price of the Notes is to be transferred to:

Name, Address and ABA Routing Number of Bank	Number of Account

6.	The Company certifies (a) that the representations and warranties contained in Section 5 of the Agreement, as updated by any updates set forth in item 7 of this Request for Purchase, if any, are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

[1]	Minimum principal amount of $5,000,000
[2]	Specify quarterly or semiannually in arrears

Exhibit 2.1(d)

(to Shelf Note Purchase Agreement)

[7.	Add updating to the representations and warranties of the Company in the Agreement or any Subsidiary in the Guaranty Agreement or any updated Schedules, if necessary.]

Dated:

New Jersey Resources Corporation

By:
Authorized Officer

Exhibit 2.1(d)

(to Shelf Note Purchase Agreement)

EXHIBIT 2.1(f)

[FORM OF CONFIRMATION OF ACCEPTANCE]

NEW JERSEY RESOURCES CORPORATION

CONFIRMATION OF ACCEPTANCE

Reference is made to the Shelf Note Purchase Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of June 30, 2011 between New Jersey Resources Corporation (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of Section 2.1(f) and 2.1(h) of the Agreement relating to the purchase and sale of such Notes, by the provisions of the second sentence of Section 14.2 of the Agreement and Section 20 of the Agreement and by any other provisions of the Agreement applicable to a Purchaser or holder of Notes.

Pursuant to Section 2.1(f) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal amount $

(A)	(a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) Interest rate:
(f) Interest payment period:
(g) Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:
(e) Interest rate:
(f) Interest payment period:
(g) Payment and notice instructions: As set forth on attached Purchaser Schedule
[(C),	(D) same information as above.]

II.	Closing Day:

III.	Issuance Fee:

Exhibit 2.1(f)

(to Shelf Note Purchase Agreement)

Dated:

New Jersey Resources Corporation

By:
Title:

[PRUDENTIAL AFFILIATE]

By:
Vice President

Exhibit 2.1(f)

(to Shelf Note Purchase Agreement)

FORM OF SUBSIDIARY GUARANTY AGREEMENT

Re: Senior Notes

of

New Jersey Resources Corporation

This Subsidiary Guaranty Agreement dated as of June 30, 2011 (this “Guaranty”) is entered into on a joint and several basis by each of the undersigned, together with any entity which may become a party hereto by execution and delivery of a Subsidiary Guaranty Supplement in substantially the form set forth as Exhibit A hereto (a “Guaranty Supplement”) (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”).

RECITALS

A. Each Guarantor is a direct or indirect subsidiary of New Jersey Resources Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”).

B. The Company is concurrently herewith entering into that certain Shelf Note Purchase Agreement dated as of June 30, 2011 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”) between the Company, on one hand, and Prudential Investment Management, Inc., and each Prudential Affiliate which become a party thereto, on the other hand, providing for, among other things, the issue and sale by the Company from time to time, in one or more Series, to the Purchasers (as defined therein) of up to $75,000,000 aggregate principal amount of the senior promissory notes of the Company (the “Notes”). The Purchasers together with their respective successors and assigns are collectively referred to herein as the “Holders.”

C. The Purchasers have required as a condition of their purchase of the Notes that the Company cause each of the undersigned to enter into this Guaranty and, upon (1) the formation or acquisition of a new Restricted Subsidiary (other than a Regulated Entity), (2) the occurrence of any other event creating a new Restricted Subsidiary (other than a Regulated Entity), (3) the designation of an Unrestricted Subsidiary (other than a Regulated Entity) as a Restricted Subsidiary or (4) an Unrestricted Subsidiary becoming or being a guarantor or co-obligor in respect of the Bank Credit Agreement, to cause each such Subsidiary to execute a Guaranty Supplement, in each case in order to induce the Purchasers to purchase the Notes and thereby benefit the Company and its Subsidiaries by providing funds to the Company for the repayment of existing debt and for its general corporate purposes.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

Now, therefore, as required by Section 4.5 of the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally, as follows:

SECTION 1. DEFINITIONS.

Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement unless otherwise defined herein.

SECTION 2. GUARANTY OF NOTES AND NOTE PURCHASE AGREEMENT.

(a) Each Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee unto the Holders: (1) the full and prompt payment of the principal of, Make-Whole Amount, if any, and interest on the Notes from time to time outstanding, as and when such payments shall become due and payable whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including, to the extent permitted by applicable law, interest due on overdue payments of principal, Make-Whole Amount, if any, or interest at the rate set forth in the Notes) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or owed by the Company under the terms of the Notes and the Note Purchase Agreement and (3) the full and prompt payment, upon demand by any Holder of all costs and expenses, legal or otherwise (including reasonable attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Notes and the Note Purchase Agreement, or under this Guaranty or in any consultation or action in connection therewith or herewith.

(b) To the extent that any Guarantor shall make a payment hereunder (a “Payment”) which, taking into account all other Payments previously or concurrently made by any of the other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate obligations satisfied by such Payment in the same proportion as such Guarantor’s “Allocable Amount” (as hereinafter defined) in effect immediately prior to such Payment bore to the Aggregate Allocable Amount (as hereinafter defined) of all of the Guarantors in effect immediately prior to the making of such Payment, then such Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Payment.

As of any date of determination, (1) the “Allocable Amount” of any Guarantor shall be equal to the maximum amount which could then be claimed by the Holders under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code (11 U.S.C. Sec. 101 et. seq.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law; and (2) the “Aggregate Allocable Amount” shall be equal to the sum of each Guarantor’s Allocable Amount.

This clause (b) is intended only to define the relative rights of the Guarantors, and nothing set forth in this clause (b) is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts to the Holders as and when the same shall become due and payable in accordance herewith.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

Each Guarantor acknowledges that the rights of contribution and indemnification hereunder shall constitute an asset in favor of any Guarantor to which such contribution and indemnification is owing.

SECTION 3. GUARANTY OF PAYMENT AND PERFORMANCE.

This is an irrevocable, absolute and unconditional guarantee of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Purchase Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy. Any Holder may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes or for this Guaranty or any other remedy. The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Debt, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guarantees, Debt, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.

The covenants and agreements on the part of the Guarantors herein contained shall take effect as joint and several covenants and agreements, and references to the Guarantors shall take effect as references to each of them and none of them shall be released from liability hereunder by reason of this Guaranty ceasing to be binding as a continuing security on any other of them.

SECTION 4. GENERAL PROVISIONS RELATING TO THIS GUARANTY.

(a) Each Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability of any Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:

(1) extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Debt, liability or obligation of the Company or of any other Person (including, without limitation, any other Guarantor) secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes, or waive any Default or Event of Default with respect thereto, or waive, modify, amend or change any provision of the Note Purchase Agreement or any other agreement or waive this Guaranty; or

(2) sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Debt,

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

liability or obligation of the Company or of any other Person (including, without limitation, any other Guarantor) secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes; or

(3) settle, adjust or compromise any claim of the Company against any other Person (including, without limitation, any other Guarantor) secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes.

Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

(b) Each Guarantor hereby waives, to the fullest extent permitted by law:

(1) notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Debt, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);

(2) demand of payment by any Holder from the Company or any other Person (including, without limitation, any other Guarantor) indebted in any manner on or for any of the Debt, liabilities or obligations hereby guaranteed; and

(3) presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.

The obligations of each Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

(c) The obligations of the Guarantors hereunder shall be binding upon the Guarantors and their successors and assigns, and shall remain in full force and effect irrespective of:

(1) the genuineness, validity, regularity or enforceability of the Notes and the Note Purchase Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company or any other Person on or in respect of the Notes or under the Note Purchase Agreement or any other agreement or the power or authority or the lack of power or authority of the Company to issue the Notes or the Company to execute and deliver the Note Purchase Agreement or any other agreement or of any Guarantor to execute and deliver this Guaranty or to perform any of its obligations hereunder or the existence or continuance of the Company or any other Person as a legal entity; or

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

(2) any default, failure or delay, willful or otherwise, in the performance by the Company, any Guarantor or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(3) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, any Guarantor or any other Person or in respect of the property of the Company, any Guarantor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, any Guarantor or any other Person; or

(4) impossibility or illegality of performance on the part of the Company, any Guarantor or any other Person of its obligations under the Notes, the Note Purchase Agreement, this Guaranty or any other agreements; or

(5) in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified; or

(6) any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Debt, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by the Company, any Guarantor or any other Person, or against any sums payable in respect of the Notes or under the Note Purchase Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(7) any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company, any Guarantor or any other Person of its respective obligations under or in respect of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

(8) the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

(9) any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Company, any Guarantor or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or failure to resort for payment to the Company, any Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

(10) the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Purchase Agreement, or any other agreement, or the sale, release, substitution or exchange of any security for the Notes; or

(11) any merger or consolidation of the Company, any Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, any Guarantor or any other Person to any other Person, or any change in the ownership of any shares or other equity interests of the Company, any Guarantor or any other Person; or

(12) any defense whatsoever that: (i) the Company or any other Person might have to the payment of the Notes (including, principal, Make-Whole Amount, if any, or interest), other than payment thereof in Federal or other immediately available funds or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Notes, the Note Purchase Agreement, or any other agreement, whether through the satisfaction or purported satisfaction by the Company or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or

(13) any act or failure to act with regard to the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or anything which might vary the risk of any Guarantor or any other Person; or

(14) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other Person in respect of the obligations of any Guarantor or other Person under this Guaranty or any other agreement;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the obligations of each Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of, Make-Whole Amount, if any, and interest on

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Purchase Agreement, as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Note Purchase Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

(d) All rights of any Holder under this Guaranty shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Note held by such Holder whether with or without the consent of or notice to the Guarantors under this Guaranty or to the Company.

(e) To the extent of any payments made under this Guaranty, the Guarantors shall be subrogated to the rights of the Holder or Holders upon whose Notes such payment was made, but each Guarantor covenants and agrees that such right of subrogation and any and all claims of such Guarantor against the Company, any endorser or other Guarantor or against any of their respective properties shall be junior and subordinate in right of payment to the prior indefeasible final payment in cash in full of all of the Notes and satisfaction by the Company of its obligations under the Note Purchase Agreement and by the Guarantors of their obligations under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until all of the Notes and all amounts payable by the Guarantors hereunder have indefeasibly been finally paid in cash in full and all of the obligations of the Company under the Note Purchase Agreement and of the Guarantors under this Guaranty have been satisfied. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from the Company, all rights, Liens and security interests of each Guarantor, whether now or hereafter arising and howsoever existing, in any assets of the Company shall be and hereby are subordinated to the rights, if any, of the Holders in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Notes and the obligations of the Company under the Note Purchase Agreement shall have been paid in cash in full and satisfied.

(f) Each Guarantor agrees that to the extent the Company or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors’ obligations hereunder, as if said payment had not been made. The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

(g) No Holder shall be under any obligation: (1) to marshall any assets in favor of the Guarantors or in payment of any or all of the liabilities of the Company under or in respect of the Notes, the Note Purchase Agreement or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue themselves and that may lighten the Guarantors’ burden, any right to which each Guarantor hereby expressly waives.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.

Each Guarantor represents and warrants to each Holder that:

(a) Such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each subsidiary of such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each subsidiary of such Guarantor has the power and authority to own or lease the properties it purports to own or lease and to transact the business it transacts and proposes to transact.

(c) This Guaranty has been duly authorized by all necessary action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its subsidiaries which are Restricted Subsidiaries under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, organizational document or any other agreement or instrument to which such Guarantor or any of its subsidiaries which are Restricted Subsidiaries is bound or by which such Guarantor or any of its subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

applicable to such Guarantor or any of its subsidiaries which are Restricted Subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor or any of its subsidiaries which are Restricted Subsidiaries.

(e) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty other than such consents, approvals, authorizations, registrations, filings or declarations that have been obtained or made prior to the date of this Guaranty.

(f) (1) Except as disclosed in Schedule 5.8 to the Note Purchase Agreement, there are no actions, suits or proceedings pending or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor or any of its subsidiaries which are Restricted Subsidiaries or any property of such Guarantor or any of its subsidiaries which are Restricted Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(2) Neither such Guarantor nor any of its subsidiaries which are Restricted Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, ERISA (with respect to any Plan), Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(g) Such Guarantor and its subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (1) the amount of which is not, individually or in the aggregate, material to the business, operations, affairs, financial condition, assets or properties of such Guarantor and its subsidiaries taken as a whole (herein in this Section 5, “Material”) or (2) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Guarantor or one of its subsidiaries, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of such Guarantor and its subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The Federal income tax liabilities of such Guarantor and its subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended September 30, 2006.

(h) Such Guarantor and its subsidiaries which are Restricted Subsidiaries have good and sufficient title related to the ownership of their respective Material properties, including all such properties reflected in the most recent audited consolidated balance sheet referred to in Section 5.5 of the Note Purchase Agreement or purported to have been acquired by such Guarantor after said date (except as sold or otherwise disposed of in the ordinary course of

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

business), in each case free and clear of Liens prohibited by the Note Purchase Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases to which such Guarantor is a party are valid and subsisting and are in full force and effect in all material respects.

(i) Except as disclosed in Schedule 5.11 to the Note Purchase Agreement, such Guarantor and those of its subsidiaries which are Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks, trade names and domain names or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

(j) (1) Such Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither such Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) with respect to any Plan, other than for claims for benefits and funding obligations in the ordinary course, and no event, transaction or condition has occurred or exists with respect to any Plan that would reasonably be expected to result in the incurrence of any such liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code by such Guarantor or any ERISA Affiliate, or in the imposition of any Lien under Section 430 of the Code or Section 4068 of ERISA on any of the rights, properties or assets of such Guarantor or any ERISA Affiliate, other than any such liabilities or Liens as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(2) The present value of the aggregate benefit liabilities under each of the Plans which are subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plans allocable to such benefit liabilities by more than $25,000,000. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.

(3) Such Guarantor and its ERISA Affiliates have not incurred withdrawal liabilities under Section 4201 or 4204 of ERISA (and are not subject to contingent withdrawal liabilities under Section 4204) in respect of Multiemployer Plans that, individually or in the aggregate, are reasonably expected to result in a Material Adverse Effect.

(4) The accumulated post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of such Guarantor, the Restricted Subsidiaries and New Jersey Natural Gas is not reasonably expected to result in a Material Adverse Effect.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

(5) The execution and delivery of this Guaranty will not involve any transaction that is subject to the prohibitions of Section 406(a)(1)(A)-(D) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by such Guarantor in the first sentence of this Section 5(j)(5) is made in reliance upon and subject to the accuracy of each Holder’s representation in Section 6.2 of the Note Purchase Agreement as to the source of the funds to be used to pay the purchase price of the Notes to be purchased by such Holder.

(k) Neither such Guarantor nor any of its subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or an “affiliated person” of an “investment company” or an “affiliated person” of such “affiliated person” or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and shall not become such an “investment company” or such an “affiliated person” or under such “control.” Neither such Guarantor nor any of its subsidiaries is a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended. Based upon the immediately preceding sentence, such Guarantor is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended. Neither such Guarantor nor any of its subsidiaries is subject to the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended. Neither such Guarantor nor any of its subsidiaries is subject to any Federal or state statute or regulation limiting its ability to incur Debt.

(l) Neither such Guarantor nor any of its subsidiaries which are Restricted Subsidiaries has actual knowledge of any claim or has received any written notice of any claim, and no proceeding has been instituted raising any claim against such Guarantor or any of its subsidiaries which are Restricted Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Holders in writing:

(1) neither such Guarantor nor any of its subsidiaries which are Restricted Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect;

(2) neither such Guarantor nor any of its subsidiaries which are Restricted Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

(3) all buildings on all real properties now owned or operated by the Guarantor or any of its subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

(m) Such Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Such Guarantor does not intend to incur, or believe or should have believed that it will incur, debts beyond its ability to pay such debts as they become due. Such Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Guaranty. Such Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Guaranty.

(n) The obligations of such Guarantor under this Guaranty rank at least pari passu in right of payment with all other unsecured Senior Debt of such Guarantor, including without limitation, all unsecured Senior Debt of such Guarantor described in Schedule 5.15 to the Note Purchase Agreement.

SECTION 6. AMENDMENTS, WAIVERS AND CONSENTS.

(a) This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders, except that (1) no amendment or waiver of any of the provisions of Sections 3, 4 or 5, or any defined term (as it is used therein), will be effective as to any Holder unless consented to by such Holder in writing, and (2) no such amendment or waiver may, without the written consent of each Holder, (i) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver or (ii) amend Section 2 or this Section 6.

(b) The Guarantors will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 6 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(c) No Guarantor will directly or indirectly pay or cause to be paid any remuneration, whether by way of fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by such Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver or amendment.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

(d) Any consent made pursuant to this Section 6 by a Holder that has transferred a portion or has agreed to transfer all or a portion of its Notes to such Guarantor, any subsidiary or any affiliate of such Guarantor and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such Holder, and any amendment effected or waivers granted or to be effected or granted that would not have been or be so effected or granted but for such consent (and the consents of all other Holders that were acquired under the same or similar conditions) shall be void and of no force and effect except solely as to such Holder.

(e) Any amendment or waiver consented to as provided in this Section 6 applies equally to all Holders of Notes affected thereby and is binding upon them and upon each future holder and upon the Guarantors. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantors and any Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.

(f) Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty, Notes directly or indirectly owned by any Guarantor or any subsidiaries or Affiliates of any Guarantor shall be deemed not to be outstanding.

SECTION 7. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1) if to Prudential, to Prudential at the address specified for such communications in Schedule A to the Note Purchase Agreement, or at such other address as Prudential shall have specified to any Guarantor in writing,

(2) if to a Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in the applicable Confirmation of Acceptance to which such Purchaser is a party, or at such other address as such Purchaser or its nominee shall have specified to any Guarantor in writing,

(3) if to any other Holder, to such Holder at such address as such Holder shall have specified to any Guarantor in writing, or

(4) if to any Guarantor, to such Guarantor c/o the Company at its address set forth at the beginning of the Note Purchase Agreement to the attention of the Chief Financial Officer of the Company, or at such other address as such Guarantor shall have specified to the Holders in writing.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

Notices under this Section 7 will be deemed given only when actually received.

SECTION 8. MISCELLANEOUS.

(a) No remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any Holder to exercise any remedy reserved to it under this Guaranty, it shall not be necessary for such Holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

(b) The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified for such purpose for such Holder, in the case of a Holder that is a Purchaser, in the applicable Confirmation of Acceptance to which such Purchaser is a party or by such other method or at such other address as any Holder shall have from time to time specified to the Guarantors or the Company on behalf of the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.

(c) Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(d) If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.

(e) This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns so long as its Notes remain outstanding and unpaid.

(f) This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

(g) This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

(h) Each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any State of New York court or any Federal court located in New York County, New York, New York for the adjudication of any matter arising out of or relating to this Guaranty, and consents to the service of all writs, process and summonses by registered or certified mail out of any such court or by service of process on such Guarantor at its address to which notices are to be given pursuant to Section 7 hereof and hereby waives any requirement to have an agent for service of process in the State of New York. Nothing contained herein shall affect the right of any Holder to serve legal process in any other manner or to bring any proceeding hereunder in any jurisdiction where such Guarantor may be amenable to suit. Each Guarantor hereby irrevocably waives any objection to any suit, action or proceeding in any New York court or Federal court located in New York County, New York, New York on the grounds of venue and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(i) Each Guarantor hereby waives trial by jury in any action brought on or with respect to this Guaranty or any other document executed in connection herewith.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed by an authorized representative as of the date first written above.

NJR Retail Holdings Corporation

By:
Name:	Laurence M. Downes
Title:	President and Treasurer

NJR Home Services Company

By:
Name:	Stanley Kosierowski
Title:	President

NJR Plumbing Services, Inc.

By:
Name:	Stanley Kosierowski
Title:	President

NJR Service Corporation

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President and Chief Financial Officer

NJR Energy Services Company

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

NJR Energy Investments Corporation

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President and Chief Financial Officer

NJR Clean Energy Ventures Corporation

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President and Chief Financial Officer

Commercial Realty and Resources Corp.

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President, Chief Financial Officer and Treasurer

NJR Investment Company

By:
Name	Glenn C. Lockwood
Title:	President

NJR Energy Holdings Corporation

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

NJR Energy Corporation

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President and Chief Financial Officer

NJR Storage Holdings Company

By:
Name:	Glenn C. Lockwood
Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

GUARANTY SUPPLEMENT

To the Holders (as defined in the hereinafter

defined Guaranty Agreement)

Ladies and Gentlemen:

Whereas, New Jersey Resources Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”), in order to repay existing debt and for general corporate purposes, the Company may issue from time to time, in one or more Series, up to $75,000,000 aggregate principal amount of its senior notes (the “Notes”) pursuant to a Shelf Note Purchase Agreement dated as of June 30, 2011 (“Note Purchase Agreement”) between the Company, on one hand, and Prudential Investment Management, Inc. and each Prudential Affiliate which become a party thereto, on the other hand. Capitalized terms used herein shall have the meanings set forth in the hereinafter defined Guaranty Agreement unless herein defined or the context shall otherwise require.

Whereas, as a condition precedent to their purchase of the Notes, the Purchasers required that from time to time certain Subsidiaries of the Company enter into that certain Subsidiary Guaranty Agreement dated as of June 30, 2011 attached hereto as Exhibit 2.2 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty Agreement”) as security for the Notes.

Pursuant to Section 9.7(a) of the Note Purchase Agreement, the Company has agreed to cause the undersigned,                     , a [corporation] organized under the laws of                      (the “Additional Guarantor”), to join in the Guaranty Agreement. In accordance with the requirements of the Guaranty Agreement, the Additional Guarantor desires to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty Agreement attached hereto so that at all times from and after the date hereof, the Additional Guarantor shall be jointly and severally liable as set forth in the Guaranty Agreement for the obligations of the Company under the Notes, the Note Purchase Agreement to the extent and in the manner set forth in the Guaranty Agreement.

The undersigned is the duly elected                      of the Additional Guarantor, a Subsidiary of the Company, and is duly authorized to execute and deliver this Guaranty Supplement to each of you. The execution by the undersigned of this Guaranty Supplement shall evidence such Additional Guarantor’s consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty Agreement and its agreement to be bound by the covenants, terms and provisions of the Guaranty Agreement as a Guarantor thereunder and by such execution the Additional Guarantor shall be deemed to have made in favor of the Holders the representations and warranties set forth in Section 5 of the Guaranty Agreement.

Upon execution of this Guaranty Supplement, the Guaranty Agreement shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Guaranty Agreement are hereby ratified, confirmed and approved in all respects.

Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty Agreement without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

Dated:                 , 20    .

[NAME OF ADDITIONAL GUARANTOR]

By:
Its:

EXHIBIT 2.2

(to Shelf Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY AND THE GUARANTORS

The closing opinions of Richard Reich, Esq. and Troutman Sanders LLP, special counsels for the Company and the Guarantors, which is called for by Section 4.6(a) of the Agreement, shall be dated the applicable Closing Day and addressed to each Purchaser (subject to customary qualifications and exceptions reasonably acceptable to the Purchasers), and shall be reasonably satisfactory in scope and form to each Purchaser and shall be to the effect that:

1. Each of the Company and the Guarantors being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute, deliver and perform the Agreement, the Notes and the Guaranty Agreement.

2. New Jersey Natural Gas is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. All of the issued and outstanding shares of capital stock or other equity interests of each such Guarantor and New Jersey Natural Gas have been duly issued, are fully paid and non-assessable, other than as shown on Schedule 5.4 to the Agreement (as most recently delivered to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to Section 2.1(d) of the Agreement with respect to the Notes), and are owned by the Company, by one or more Restricted Subsidiaries, or by the Company and one or more Restricted Subsidiaries.

3. Due authorization and execution of the Agreement, the Notes and the Guaranty Agreement and such documents being legal, valid, binding and enforceable in accordance with their terms.

4. No conflicts with charter documents, laws, judgments, orders, decrees or other agreements; no creation of Liens.

5. All consents, approvals, authorizations or filings required to be obtained by the Company or any Guarantor to issue and sell the Notes and to execute, deliver and perform the Agreement, the Notes and the Guaranty Agreement having been obtained.

6. No litigation questioning validity of documents.

7. The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

8. No violation of Regulations T, U or X of the Federal Reserve Board.

9. Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

The opinions of Richard Reich, Esq. and Troutman Sanders LLP shall cover such other matters relating to the sale of the Notes as any Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials, and officers of the Company and of the Guarantors

EXHIBIT 4.6(a)

(to Shelf Note Purchase Agreement)

and upon representations of the Company, the Guarantors and the Purchasers delivered in connection with the issuance and sale of the Notes and the execution and delivery of the Guaranty Agreement.

EXHIBIT 4.6(a)

(to Shelf Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

The closing opinion of Schiff Hardin LLP, special counsel to the Purchasers, called for by Section 4.6(b) of the Agreement, shall be dated the applicable Closing Day and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of New Jersey.

2. The Agreement and the Notes being delivered on the date hereof constitute the legal, valid and binding contracts of the Company, enforceable against the Company in accordance with their respective terms.

3. The issuance, sale and delivery of the Notes being delivered on the date hereof under the circumstances contemplated by this Agreement do not, under existing law, require the registration of such Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

The opinion of Schiff Hardin LLP shall also state that the opinions of Richard Reich, Esq. and Troutman Sanders LLP are satisfactory in scope and form to Schiff Hardin LLP and that, in their opinion, the Purchasers are justified in relying thereon.

In rendering the opinion set forth in paragraph 1 above, Schiff Hardin LLP may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of New Jersey. The opinion of Schiff Hardin LLP is limited to the laws of the State of New York and the Federal laws of the United States.

With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.

A-3